Exhibit 1.2

Exchange offer document

Voluntary public tender offer to the holders of securities of

TORM A/S
Company registration no. (CVR) 22 46 02 18

submitted by

TORM plc
Company registration no. 09818726

on 21 March 2016

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. If you are in any doubt about the action you should take, you are recommended to seek your own personal financial, tax and legal advice immediately from an appropriately authorised independent financial, tax or legal adviser in the relevant jurisdiction.

The release, publication or distribution of this document in, into or from jurisdictions other than Denmark, the United Kingdom or the United States and the availability of the Exchange Offer to holders of TORM A/S securities who are not resident in Denmark, the United Kingdom or the United States may be restricted by the laws of those jurisdictions. Therefore persons into whose possession this document comes should inform themselves about, and observe, such restrictions. Any failure to comply with the restrictions may constitute a violation of the securities laws of any such jurisdiction. This document does not constitute an offer to sell or issue, nor the solicitation of an offer to buy or subscribe for, securities in any jurisdiction in which such offer or solicitation is unlawful.

This document is an exchange offer by TORM plc to acquire securities only in TORM A/S in exchange for securities in TORM plc on the terms and conditions set out in this document. This document is not an offer to sell or a solicitation of any offer to buy or subscribe for any securities to be issued by TORM A/S and/or TORM plc. Copies of this document and the U.K. Prospectus (as defined herein) may not be distributed or sent into any jurisdiction in which such distribution would be unlawful or would require registration or other measures.

This document does not constitute a registration statement, prospectus or offering circular and nothing herein contains an offering of securities. No one should purchase, exchange or subscribe for any securities in TORM plc, except on the basis of information contained in the U.K. Prospectus published by TORM plc which should be read in conjunction with this document. Copies of the U.K. Prospectus and this document will be available from TORM A/S' registered office and, subject to certain exceptions, on the website of the TORM plc (www.torm-plc.com) and TORM A/S (www.torm.com).

Contents
Important notices concerning the Exchange Offer		2
1	Introduction	5
2	Key dates for the Exchange Offer	14
3	Plans for TORM A/S	15
4	Terms and conditions of the Exchange Offer	19
5	Taxation	30
6	Description of TORM plc	35
7	Description of TORM A/S	37
8	Definitions	41

Appendices:
Appendix 1: Acceptance form for A shares

Important notices concerning the Exchange Offer
This exchange offer document (the "Exchange Offer Document") contains important information and should be read carefully before any decision is made with respect to accepting this voluntary public tender offer (the "Exchange Offer") made by TORM plc. The Exchange Offer comprises separate offers for (i) the TORM A/S A shares, (ii) the TORM A/S B share, (iii) the TORM A/S C share, and (iv) the TORM A/S Consideration Warrants (as defined herein).

The information included in this Exchange Offer Document is as of the date printed on the front cover page, unless expressly stated otherwise.

Neither TORM plc, nor any of its directors or affiliates assume responsibility for the accuracy or completeness of the information comprised in this Exchange Offer Document.

Defined terms used in this Exchange Offer Document that are not otherwise defined herein shall have the meanings set out in section 8 (Definitions) herein.

Neither TORM plc nor TORM A/S has authorised any person (including any dealer, salesperson or broker) to provide any information or to make any representation about the Exchange Offer which is not contained in this Exchange Offer Document. If given or made, such information or representation cannot be relied on as having been authorised.

Public offering of TORM plc's A shares
The offering of TORM plc's A Shares (as defined herein) in Denmark is made pursuant to the U.K. Prospectus as it has been validly passported into Denmark in accordance with the procedure prescribed by Executive Order no. 1257 of 6 November 2015 and Directive 2003/71/EC of 4 November 2003. Subject to certain restrictions and the terms set out therein, copies of the U.K. Prospectus and this Exchange Offer Document may be obtained from TORM A/S' registered office and the website of TORM plc (www.torm-plc.com) and TORM A/S (www.torm.com).

Aside from holders of TORM A/S A shares resident in the U.S., the U.K. and Denmark, the Exchange Offer is not directed at holders of TORM A/S A shares whose participation in the Exchange Offer would require the issuance of an offer document, registration or other measures other than what is required under Danish law.

Non-application of the provisions of the Danish Securities Trading Act relating to takeover bids and the Executive Order on Takeover Bids
At the request of TORM plc, the Danish Financial Supervisory Authority (the "Danish FSA") has confirmed that the Exchange Offer made by TORM plc as a wholly owned subsidiary of Njord Luxco (as defined herein) will not be subject to the relevant rules in Chapter 8 of the Danish Securities Trading Act and Executive Order on Takeover Bids, since the Exchange Offer is not being made in order to obtain a controlling influence in TORM A/S.

The Exchange Offer Document has not been reviewed or approved by the Danish FSA.

Choice of law
The Exchange Offer as set out in the Exchange Offer Document, as well as any acceptance of it, is governed by Danish law.

The Exchange Offer
The Exchange Offer is made for any and all outstanding shares and Consideration Warrants of TORM A/S, a Danish issuer with its A shares admitted to trading and official listing on Nasdaq Copenhagen A/S ("Nasdaq Copenhagen").

United States
This Exchange Offer is made for the securities of a non-U.S. company. The Exchange Offer is subject to disclosure requirements of a country that are different from those of the United States. The financial statements referred to in this Exchange Offer Document have been prepared in accordance with accounting standards that may not be comparable to the financial statements of U.S. companies.

It may be difficult to enforce rights and any claims arising under U.S. federal securities laws, since TORM plc is located in another country than the United States, and some or all of its officers and directors may be residents of another country than the United States. It may not be possible to sue a non-U.S. company or its officers or directors in a non-U.S. court for violations of the U.S. securities laws. It may be difficult to compel a non-U.S. company and its affiliates to subject themselves to a U.S. court's judgment.

TORM plc may acquire securities otherwise than under the Exchange Offer, such as in open market or privately negotiated purchases.

This Exchange Offer Document does not constitute an offer to sell any securities to be issued by TORM plc in the United States. The securities of TORM plc may not be offered or sold in the United States unless previously registered or exempted from registration therein.

The Exchange Offer is being made in the United States in reliance on and in compliance with Rule 14d-1(c) under the U.S. Securities Exchange Act of 1934, as amended (the "Exchange Act"). The TORM plc securities will be issued pursuant to an exemption from registration provided by Rule 802 of the U.S. Securities Act of 1933, as amended (the "U.S. Securities Act"), which provides for an exemption for offerings in connection with an exchange offer for the securities of non-U.S. private issuers, such as TORM plc. TORM plc will furnish to the United States Securities and Exchange Commission (the "SEC") a Form CB with respect to the Exchange Offer. TORM plc is not required to, and does not plan to, prepare and file with the SEC a registration statement with respect to the Exchange Offer. The securities of TORM plc have not been and will not be registered under the U.S. Securities Act in connection with the Exchange Offer, or under the securities laws of any jurisdiction of the United States. The securities of TORM plc may not be offered, pledged, sold, resold, granted, delivered, allotted or otherwise transferred, as applicable, in the United States, except in transactions that are exempt from or not subject to the registration requirements of the U.S. Securities Act and in compliance with any applicable state securities laws. The Exchange Offer does not comprise an offer or placement of TORM plc securities in the United States. Neither the SEC nor any U.S. state securities commission has approved or disapproved of the TORM plc Shares (as defined herein) and/or Warrants (as defined herein) offered in connection with the Exchange Offer, or determined if this document or the U.K. Prospectus is accurate or complete. Any representation to the contrary is a criminal offence.

Other restricted jurisdictions
The Exchange Offer is not being made, directly or indirectly, in, into or from Canada, Australia or Japan or any other jurisdiction where to do so would violate the laws in that jurisdiction (a "Restricted Jurisdiction"), and the Exchange Offer does not apply and cannot be accepted from or within any Restricted Jurisdiction. Accordingly, copies of this Exchange Offer Document and any accompanying documents are not being, and must not be, directly or indirectly, mailed or otherwise forwarded, distributed or sent in, into or from any Restricted Jurisdiction where to do so would violate the laws in that jurisdiction, and Persons (as defined herein) receiving this Exchange Offer Document and any accompanying document must not mail or otherwise distribute or send them in, into or from such jurisdictions as doing so may invalidate any purported acceptance of the Exchange Offer by holders of TORM A/S shares and/or Consideration Warrants in such jurisdictions. Accordingly, the Exchange Offer is not made, directly or indirectly, to holders of TORM A/S shares or Consideration Warrants resident in Restricted Jurisdictions. This Exchange Offer Document may not be distributed to holders of TORM A/S shares and/or Consideration Warrants resident in any Restricted Jurisdiction. Any Person acquiring possession of this Exchange Offer Document is expected and assumed to have obtained any necessary information on any applicable restrictions personally and to comply with such restrictions.

Language
The Exchange Offer Document and the U.K. Prospectus have only been prepared in English.

Changes to this Exchange Offer Document
Any changes to the terms set out in this Exchange Offer Document in connection with the Exchange Offer will be announced in the same manner as this Exchange Offer Document has been made publicly available.

Forward-looking statements
This Exchange Offer Document may contain statements relating to future matters or events, including statements on future results, growth or other forecasts on developments and benefits in connection with the Exchange Offer. Such statements may generally, but not always, be identified by the use of words such as "anticipates", "assumes", "expects", "plans", "will", "intends", "projects", "estimates", "believes", "would" or similar expressions. By their nature, forward-looking statements involve risks and uncertainty as they relate to events and depend on circumstances occurring in the future. There can be no assurance that actual results will not differ, possibly materially, from those expressed or implied by such forward-looking statements due to many factors, many of which are outside of the control of TORM plc or TORM A/S. All forward-looking statements contained herein are qualified by these cautionary statements.

Withdrawal rights
Holders of TORM A/S shares and/or Consideration Warrants should note that by tendering their securities in the Exchange Offer, their acceptance is irrevocable and binding, except as set forth in this Exchange Offer Document, unless TORM plc announces that the Exchange Offer will not be completed.

1	Introduction
This introduction does not contain all information that may be of interest to the holders of TORM A/S shares and/or Consideration Warrants and additional material information is contained in the remainder of the Exchange Offer Document and the U.K. Prospectus. Any decision to accept the Exchange Offer should be based on a consideration of the Exchange Offer Document as a whole and of the U.K. Prospectus by the holders of TORM A/S shares and/or Consideration Warrants.

The Exchange Offer is being made to establish TORM plc as the new holding company of the Group so as to improve the marketability of the Group, to attract a broader and more diversified international investor base and to facilitate a possible dual listing in the U.S. TORM plc believes a new U.K. holding company structure should assist in this as the U.K. legal system, corporate governance structure and tax regime, in combination, is more familiar and beneficial for TORM's investor base going forwards.

1.1	TORM plc
TORM plc, company registration no. 09818726, is a public limited company incorporated and existing under the laws of England and Wales, with its registered office at 27 Old Gloucester Street, London WC1N 3AX, United Kingdom.

TORM plc has applied for its A Shares to be admitted to trading and official listing on Nasdaq Copenhagen. The admission of TORM plc's A Shares issued in connection with the Exchange Offer (and the one existing TORM plc A Share) on Nasdaq Copenhagen is expected to become effective on or around Settlement of this Exchange Offer. TORM plc's A Shares issued in connection with a Squeeze-out (as defined herein) or as a result of the exercise of the Consideration Warrants are expected to be admitted to trading and official listing on Nasdaq Copenhagen as soon as practically possible after such A Shares have been issued.

TORM plc may consider making an initial public offering in the U.S. and listing the A Shares for trading on the New York Stock Exchange ("NYSE"). The timing of an initial public offering in the U.S. will be determined principally by market conditions but may take place shortly after Closing of the Exchange Offer. Such initial public offering in the U.S. may consist of an offer of new A Shares by TORM plc to new investors (many of whom are expected to be in the U.S.) alone or in conjunction with a sale of existing A Shares by existing shareholders. It is emphasised that a decision to proceed with an initial public offering in the U.S. (and the size and timing of it) has not yet been made by TORM plc.

1.2	TORM A/S
TORM A/S, company registration no. (CVR) 22 46 02 18, is a limited liability company incorporated and existing under the laws of Denmark, with its registered office at Tuborg Havnevej 18, 2900 Hellerup, Denmark.

The A shares of TORM A/S are admitted to trading and official listing on Nasdaq Copenhagen under ISIN DK0060654812 and the symbol "TORM A". The B share, C share and Consideration Warrants are not admitted to trading or official listing on any stock exchange, an authorised marketplace or a regulated market.

1.3	The Exchange Offer
TORM plc, a wholly-owned subsidiary of OCM Njord Holdings S.à r.l. ("Njord Luxco"), hereby offers to acquire any and all of the outstanding A shares, the B share and the C share of TORM A/S (collectively "TORM A/S shares") in exchange for A Shares, the B Share and the C Share of TORM plc (collectively "TORM plc Shares"), respectively on a one-for-one basis. Additionally, TORM plc offers all holders of TORM A/S Consideration Warrants equivalent TORM plc Warrants on a one-for-one basis in exchange for the holders of TORM A/S Consideration Warrants transferring such Consideration Warrants to TORM A/S without payment and thereby forfeiting all of their rights in respect of the TORM A/S Consideration Warrants. The Exchange Offer is made through a voluntary public tender offer on the terms and conditions set out in this Exchange Offer Document.

TORM plc has obtained binding undertakings to accept the Exchange Offer from certain TORM A/S shareholders and holders of Consideration Warrants in respect of all of the TORM A/S A shares and Consideration Warrants which they hold at the time they accept the Exchange Offer. The shareholdings of those TORM A/S shareholders (at the time of giving those undertakings) represent 81% of the TORM A/S A shares and 70% of the TORM A/S Consideration Warrants, but the numbers of TORM A/S A shares and Consideration Warrants actually assented to the Exchange Offer may be lower or higher, perhaps significantly so. The Exchange Offer is not conditional upon any particular number of the Consideration Warrants being transferred to TORM A/S.

The TORM A/S B share is held by SFM Trustees Limited as trustee (in that capacity, the "A/S Trustee") on behalf of all TORM A/S A shareholders other than Njord Luxco and its affiliates. The TORM A/S B share may not be transferred, except in very limited circumstances, but may be transferred as part of a Squeeze-out (as defined herein) in respect of the TORM A/S A shares. Accordingly, since the TORM A/S B share may not be transferred to TORM plc pursuant to the Exchange Offer, SFM Trustees Limited has agreed to either (i) accept the issue of an equivalent B Share in TORM plc to be held in its capacity as Plc Trustee (as defined herein) as part of any Squeeze-out or (ii) in its capacity as A/S Trustee, transfer the TORM A/S B share to TORM plc in return for the issue of an equivalent B Share in TORM plc to be held by it in its capacity as Plc Trustee once the articles of association of TORM A/S have been amended to permit such a transfer. Following a Squeeze-out or any transfer in accordance with the amended articles of association of TORM A/S, the TORM A/S B share would be cancelled. The B Share of TORM plc will not be deposited with DTC at any time.

During January and February 2016, the TORM Group obtained the consent of the applicable lenders under the Financing Agreements (as defined herein) to the Facility Amendments (as defined herein) permitting, amongst other things, (i) the non-mandatory transfer by Njord Luxco of its current stake in TORM A/S to TORM plc in advance of completion of the Exchange Offer; (ii) the completion of the Exchange Offer and a Squeeze-out; (iii) a subsequent Delisting (as defined herein) of TORM A/S from Nasdaq Copenhagen subsequent and conditional upon the listing of TORM plc on Nasdaq Copenhagen. For a further description of the Facility Amendments, please refer to Part I – 22.2 "Financing Agreements" of the U.K. Prospectus.

1.4	Offer Period
The Exchange Offer is valid as of the Offer Date and is expected to expire on 14 April 2016 at 4:00 p.m. (CET) (the "Offer Period"). However, the Offer Period may be extended or shortened by publication of an announcement by TORM plc to that effect. Such an announcement to extend or shorten the Offer Period will be published in the same manner as the Exchange Offer Document has been made publicly available. Should TORM plc choose to close the Offer Period prior to 14 April 2016, an announcement to that effect will be published no later than 24 hours before the new closing time of the Offer Period.
If TORM plc decides to amend one or more of the terms or conditions of the Exchange Offer during the last three (3) days of the Offer Period, the Offer Period will be extended to expire three (3) days after the publication of the announcement describing the amendment of the Exchange Offer.
1.5	Consideration
Under the terms of the Exchange Offer, each of the TORM A/S shares tendered in the Exchange Offer will be exchanged for an equivalent number of corresponding TORM plc Shares and the holders of TORM A/S Consideration Warrants tendered in the Exchange Offer will receive equivalent TORM plc Warrants on a one-for-one basis in exchange for the holders of TORM A/S Consideration Warrants transferring such Consideration Warrants to TORM A/S without payment and thereby forfeiting all of their rights in respect of the TORM A/S Consideration Warrants.
1.6	Conditions of the Exchange Offer
The Closing (as defined herein) of the Exchange Offer is subject to the satisfaction (or waiver by TORM plc) of the following conditions:

i.	TORM A/S shares that have been validly tendered in the Exchange Offer representing more than 90% of TORM A/S' outstanding issued share capital and voting rights in aggregate at the expiration of the Offer Period on a fully diluted basis, i.e. assuming exercise of any and all remaining TORM A/S Consideration Warrants during any Squeeze-out proceedings following Closing of the Exchange Offer, and excluding shares held in treasury;

ii.	The Depository Arrangements (as defined herein) having become effective;

iii.	Nasdaq Copenhagen approving the admission to trading and official listing of the TORM plc A Shares, subject to notice of issuance; and

iv.	No court or governmental or regulatory authority having issued a decision or an order preventing, prohibiting, declaring illegal or materially impeding the Closing or Settlement of the Exchange Offer or having announced any further investigation or review of the acquisition of TORM A/S by TORM plc.

In connection with the minimum acceptance level condition, TORM plc has obtained binding undertakings to accept the Exchange Offer from certain TORM A/S shareholder and holders of Consideration Warrants in respect of all of the TORM A/S A shares and Consideration Warrants which they hold at the time they accept the Exchange Offer. The shareholdings of those TORM A/S shareholders (at the time of giving those undertakings) represent 81% of the TORM A/S A shares and 70% of the TORM A/S Consideration Warrants, but the numbers of TORM A/S A shares and Consideration Warrants actually assented to the Exchange Offer may be lower or higher, perhaps significantly so. The Exchange Offer is not conditional upon any particular number of the Consideration Warrants being transferred to TORM A/S.

TORM plc reserves the right to withdraw the Exchange Offer if one or more of the conditions listed above have not been satisfied by the expiration of the Offer Period. Upon withdrawal of the Exchange Offer, the Exchange Offer will lapse irrevocably and any agreement to tender TORM A/S shares and/or Consideration Warrants, on the terms described herein, concluded as a result of a security holder's acceptance of the Exchange Offer will have no legal effect and will terminate. In the event of such withdrawal, TORM plc will not be required to exchange any TORM A/S shares and/or transfer any Consideration Warrants tendered in the Exchange Offer, and any tenders of TORM A/S shares and/or Consideration Warrants will have no legal effect.

1.7	Waiver and amendment of the terms and conditions of the Exchange Offer
By publication of an announcement, TORM plc may, subject to the requirements of applicable law, waive or amend the terms and conditions of the Exchange Offer, including the minimum acceptance level condition, unless otherwise stated herein. If TORM plc decides to amend one or more of the terms or conditions of the Exchange Offer during the last three (3) days of the Offer Period, the Offer Period will be extended to expire three (3) days after the publication of the announcement describing the amendment of the Exchange Offer.

Any such waiver or amendment of the terms and conditions of the Exchange Offer, if such may be considered an improvement of the Exchange Offer in the reasonable opinion of the board of directors of TORM A/S, shall not allow holders of TORM A/S shares who have tendered such shares to withdraw their acceptances.
In the event that an amendment of the terms and conditions of the Exchange Offer is considered, in the reasonable opinion of the board of directors of TORM A/S, to be to the detriment of holders of TORM A/S shares, those holders who have tendered such shares in the Exchange Offer may withdraw their acceptances by notifying their custodian bank hereof no later than three (3) Danish working days after the publication of the announcement describing the amendment of the Exchange Offer.

Holders who have assented their TORM A/S Consideration Warrants to the Exchange Offer on the terms described herein will have the same rights (pursuant to section 4.6) as holders of TORM A/S shares, although a withdrawal of the acceptance to assent the Consideration Warrants in the Exchange Offer must be given to TORM A/S by post at Tuborg Havnevej 18, DK-2900 Hellerup (attention: Management) or by e-mail at man@torm.com (with copy to csc@torm.com; mag@torm.com and trsc@torm.com).

1.8	Squeeze-out
After the Closing of the Exchange Offer (assuming the minimum acceptance level condition has been satisfied and not waived), TORM plc intends to exercise its statutory rights under the Danish Companies Act to acquire all the remaining TORM A/S A shares and the TORM A/S B share, if relevant, (a "Squeeze-out"). As part of any Squeeze-out, TORM plc is required to offer a full cash alternative to minority shareholders of TORM A/S. Once TORM plc initiates a Squeeze-out after the Offer Period has expired, the remaining TORM A/S Consideration Warrants can be exercised for only a four (4) week period after TORM A/S has given notice to the holders of the TORM A/S Consideration Warrants. Any TORM A/S Consideration Warrants that remain unexercised at the end of that four (4) week period will lapse automatically without compensation.

The TORM A/S B share may not be transferred, except in very limited circumstances, but may be transferred as part of a Squeeze-out in respect of the TORM A/S A shares. Accordingly, since the TORM A/S B share may not be transferred to TORM plc pursuant to the Exchange Offer, SFM Trustees Limited has agreed to either (i) accept the issue of an equivalent B Share in TORM plc to be held in its capacity as Plc Trustee as part of any Squeeze-out or (ii) in its capacity as A/S Trustee, transfer the TORM A/S B share to TORM plc in return for the issue of an equivalent B Share in TORM plc to be held by it in its capacity as Plc Trustee once the articles of association of TORM A/S have been amended to permit such a transfer. Following a Squeeze-out or any transfer in accordance with the amended articles of association of TORM A/S, the TORM A/S B share would be cancelled. The B Share of TORM plc will not be deposited with DTC at any time.

If the minimum acceptance level condition has not been reached during the Offer Period, TORM plc will not then be able to squeeze-out minority TORM A/S shareholders but may be able to do so subsequently if TORM plc increases its shareholding to more than 90 % of the aggregate outstanding issued share capital and voting rights of TORM A/S (on a fully diluted basis and excluding shares held in treasury).

1.9	Delisting
The TORM A/S A shares currently trade on Nasdaq Copenhagen. As the TORM plc A Shares are expected to be admitted to trading and official listing on Nasdaq Copenhagen, TORM plc expects to delist the TORM A/S A shares from Nasdaq Copenhagen (the "Delisting") as soon as practicable after Closing of the Exchange Offer and assuming that a Squeeze-out is initiated. If the minimum acceptance level condition is waived and the Exchange Offer is completed, TORM plc may not be able to carry out a Squeeze-out.

1.10	Instruction to the A/S Trustee
By accepting this Exchange Offer, each accepting shareholder irrevocably
i.	consents to and instructs the A/S Trustee to request and accept a B Share in TORM plc (to be held in its capacity as Plc Trustee) in lieu of cash in connection with any Squeeze-out, as described in this Exchange Offer Document;

ii.	subject to (A) the issue of the new B Share in TORM plc to the Plc Trustee and (B) the new trust deed between the Plc Trustee and TORM plc becoming effective, consents to the termination of the trust deed between the A/S Trustee and TORM A/S dated 13 July 2015 (as amended from time to time);

iii.	subject to the proposed amendment of article 2.5 of the articles of association of TORM A/S to permit such a transfer, instructs the A/S Trustee to take whatever steps are required in accordance with Danish law to effect the exchange of the B share in TORM A/S currently held by it for a new B Share in TORM plc (to be held in its capacity as Plc Trustee); and

iv.	consents to TORM plc providing evidence in writing to SFM Trustees Limited of each of these instructions and consents.

See Part I – 22.4 "Exchange Offer Agreements" of the U.K. Prospectus for a further description of the B Share trust deed.

1.11	Tax considerations
For a description of certain U.K. and Danish tax considerations, reference is made to section 5 (Taxation) of this Exchange Offer Document.

1.12	Representations and warranties of tendering holders of TORM A/S shares and Consideration Warrants
By tendering TORM A/S shares and/or Consideration Warrants in the Exchange Offer on the terms described herein, holders give certain representations and warranties to TORM plc and the exchange agent. See section 4.9 for further information.

1.13	Accepting the Exchange Offer
Holders of TORM A/S A shares wishing to tender their shares in the Exchange Offer on the terms and conditions set out herein must contact their own custodian bank requesting it to communicate their acceptance of the Exchange Offer to Danske Bank A/S, Corporate Actions, before the Offer Period closes. Holders of TORM A/S A shares wishing to tender their shares in the Exchange Offer must use the acceptance form attached to this Exchange Offer Document (Appendix 1).

Holders of TORM A/S A shares wishing to accept the Exchange Offer should notify their own custodian bank in sufficient time to allow the custodian bank to process and communicate the acceptance to Danske Bank A/S, Corporate Actions, which must have received the acceptance before the Offer Period closes on 14 April 2016 at 4:00 p.m. CET, unless extended or shortened. The time on which a notification of acceptance shall be given to the custodian bank of each holder of TORM A/S A shares may vary and will depend on the individual agreements with, and rules and procedures of, the custodian bank in question and may be earlier than the last day of the Offer Period.

Holders of the TORM A/S B share, C share and Consideration Warrants wishing to assent their Consideration Warrants in the Exchange Offer must complete a separate acceptance form delivered to them by TORM plc through TORM A/S, which must be completed and sent to TORM A/S by post at Tuborg Havnevej 18, DK-2900 Hellerup (attention: Management) or by e-mail at man@torm.com (with copy to csc@torm.com; mag@torm.com and trsc@torm.com) before the Offer Period closes on 14 April 2016 at 4:00 p.m. CET, unless extended or shortened.

1.14	Announcement of the result of the Exchange Offer
Unless the Offer Period is extended or shortened, TORM plc expects to announce the result of the Exchange Offer on 15 April 2016. The result announcement will state either that the conditions to the Exchange Offer have been satisfied (or waived) and that the Exchange Offer will be completed or that certain conditions have not been satisfied and that the Exchange Offer is consequently withdrawn.

1.15	Closing
Upon Closing of the Exchange Offer, TORM plc will acquire full title and all rights to the TORM A/S shares tendered in the Exchange Offer subject to the terms and conditions of the Exchange Offer. Upon Closing of the Exchange Offer, the TORM A/S Consideration Warrants assented to the Exchange Offer will be transferred to TORM A/S and the former holders of the TORM A/S Consideration Warrants will forfeit all rights in respect thereof.

1.16	Settlement of the Exchange Offer
TORM plc Shares to be issued in respect of validly tendered TORM A/S shares are expected to be settled within two Danish business days after the result of the Exchange Offer has been announced. Accordingly, Settlement of the Exchange Offer is expected to take place on 19 April 2016. This date may change if the Offer Period is extended or shortened. The TORM plc Warrants to be issued pursuant to the Exchange Offer are expected to be settled on or around the same time as settlement of the TORM plc Shares.

1.17	Registration and trading of TORM plc Shares
TORM plc A Shares issued pursuant to the Exchange Offer and any Squeeze-out (except (i) those which Njord Luxco is entitled to in respect of the Exchange Offer, (ii) the existing TORM plc A Share and (iii) those other TORM plc A Shares which are subject to restrictions under U.S. securities law (together the "Restricted Shares") and so are not eligible to be held in The Depository Trust Corporation (as defined below), as described further below) will be issued to Cede & Co., the nominee for The Depository Trust Corporation ("DTC", one of the world's largest securities depositories that holds securities in custody for banks, brokers and other institutions to facilitate the sale and transfer of such securities) and credited to the DTC Participant account of Computershare Trust Company, N.A. ("Computershare"), as custodian for VP SECURITIES A/S ("VP", the Danish Central Securities depositary). VP will settle the Exchange Offer and any Squeeze-out by crediting the relevant VP accounts of the accepting TORM A/S shareholders in respect of the relevant underlying A Shares upon settlement of the Exchange Offer and any Squeeze-out.

DTC is organised as a limited purpose trust company and manages the risk of the U.S. financial system through electronic recordkeeping of securities balances. It also acts as a clearinghouse to process and settle trades in corporate and municipal securities. DTC holds securities in custody and settles funds at the end of each trading day using the U.S. Fedwire Funds Service. DTC is registered with the Securities and Exchange Commission, is a member of the U.S. Federal Reserve System, and is owned by many companies in the financial industry, including the NYSE, one of its largest shareholders. Securities brokers, dealers, institutional investors, depository institutions, issuing and paying agents and settling banks use the DTC, but individual investors do not interact with it.

The Restricted Shares are expected to be issued to Computershare DR Nominees Limited as nominee for Computershare Trustees (Jersey) Limited (and, together with Computershare DR Nominees Limited, "Computershare Jersey" as the context requires), a depositary affiliated with Computershare (TORM plc's U.S. registrar and transfer agent), who will issue depositary receipts to Njord Luxco and other relevant persons in respect of the Restricted Shares bearing a restrictive legend.

Under U.K. and U.S. law, holders of beneficial interests in the A Shares of TORM plc held electronically through DTC or Computershare Jersey (or any other depository or depositary) will not be registered owners of TORM plc A Shares and, accordingly, will not have certain rights conferred on shareholders by TORM plc's articles of association or under U.K. law. As the legal owner of those A Shares, which are not Restricted Shares, DTC, through its nominee Cede & Co., will be entitled to enjoy and exercise all of the rights attached to the A Shares registered in DTC, provided that, similar to all other securities held at DTC, DTC will pass all rights to the applicable DTC Participants (as defined herein) who in turn will pass all such rights to the ultimate beneficial owners. Like arrangements will apply to Restricted Shares held by Computershare Jersey. Accordingly, an investor's ability to exercise shareholder rights, including to give instructions to the Plc Trustee in relation to the exercise of rights attaching to the TORM plc B Share, will be determined by the agreements with DTC and their DTC Participants rather than TORM plc's articles of association. TORM plc has entered into relevant agreements with Computershare as a DTC Participant or with Computershare Jersey and VP in this regard. It is expected that similar risks would apply in respect of A Shares held with any other depository or depositary.

The TORM plc A Shares may be subject to U.S. securities laws restrictions on transfer.

An investor will need to maintain an account with VP via an account holding institution in VP in order to trade the TORM plc A Shares on Nasdaq Copenhagen.

TORM plc's U.S. register of transfers of book entry interests, which, as described above, will initially include the A Shares (except the Restricted Shares) issued by TORM plc to Cede & Co., the nominee of DTC, is maintained by Computershare at 250 Royall Street, Canton, Massachusetts 02021, United States. The Restricted Shares are expected to be issued to Computershare DR Nominees Limited as nominee for Computershare Trustees (Jersey) Limited, a depositary affiliated with Computershare (TORM plc's U.S. registrar and transfer agent), who will issue depositary receipts to Njord Luxco and other relevant persons in respect of the Restricted Shares bearing a restrictive legend.

TORM plc's register of shareholders is kept by Computershare Investor Services PLC at The Pavilions, Bridgwater Road, Bristol, Avon, BS99 6ZZ, United Kingdom.

The branch register of shareholders is kept by Computershare at P.O. Box 43078, Providence, RI02940, United States.

The register of book entry interests in VP is kept by VP Investor Services A/S, Weidekampsgade 14, 2300 Copenhagen S, Denmark.

Following Closing of the Exchange Offer, TORM plc may consider making an initial public offering and listing the A Shares for trading on the NYSE. Only beneficial interests in the A Shares held through DTC would be eligible for trading on NYSE, subject to compliance with U.S. securities laws, through a member brokerage firm and would be held in electronic form through DTC. DTC would allocate the beneficial interests in the A Shares among its participants (banks and brokerage firms), who would in turn credit the beneficial interests to the accounts of their customers (i.e. the beneficial owners of the TORM plc A Shares). Should the A Shares be listed on NYSE, an investor that wishes to trade on the NYSE will generally need to open an account with a U.S. broker or custodian. Any subsequent trades on the NYSE will generally settle through DTC.

1.18	Shareholder rights of future holders of TORM plc Shares
The rights attached to the TORM plc Shares are set out in its articles of association, the provisions of which are summarised in Part I – 21.5 "Summary of Articles of Association" of the U.K. Prospectus. The TORM plc B Share and C Share have no dividend rights and de minimis rights on a winding up of TORM plc. The TORM plc B Share confers the right to appoint (and replace) the B share director and a board observer. The C Share confers rights effectively allowing it to appoint the remainder of the Board as well as rights allowing it to vote on changes to the articles of association proposed by the Board but excluding those relating to reserved matters, minority protections, the rights of the B Share and C Share and pre-emption rights.

Pursuant to a special eligibility agreement for securities to be dated shortly before issue of the TORM plc A Shares on Closing of the Exchange Offer and made between, amongst others, DTC, Cede & Co., National Securities Clearing Corporation ("NSCC") and TORM plc and the rules and procedures of DTC and NSCC (together the "DTC Rules"), Cede & Co. is required to exercise the rights attached to those A Shares held by Cede & Co. in accordance with directions given by the relevant DTC Participants. Beneficial owners of A Shares held by Cede & Co. can, in turn, instruct the relevant DTC Participant to give instructions to Cede & Co. to exercise shareholder rights, subject always to the terms of the brokerage agreement between the beneficial owner and the relevant DTC Participant.

For those beneficial owners who hold TORM plc A Shares via an account holding institution in VP in a nominee account, those beneficial owners can give instructions as to the exercise of shareholder rights to the account holding institution (again subject to the terms of the agreement between the account holding institution and the beneficial owner). Underlying shareholders whose book entry interests representing TORM plc A Shares are credited to a segregated account in VP via an account holding institution in VP can give their instructions directly to VP. Those instructions will then be given to Cede & Co. via VP and (where relevant) the relevant DTC Participant, and Cede & Co. will exercise shareholder rights in accordance with those instructions.

Cede & Co. will pass on to DTC Participants, who in turn will pass on to beneficial owners and, so far as it is reasonably able, exercise on behalf of beneficial owners all rights and entitlements received, or to which Cede & Co. will be entitled, in respect of the underlying A Shares held by Cede & Co. which are capable of being passed on or exercised, be passed on in the form in which they are received by Cede & Co., together with amendments and additional documentation necessary to effect such passing on or, as the case may be, exercised in accordance with the DTC Rules or TORM plc's articles of association.

Restricted Shares will be held by Computershare Jersey who will pass on to beneficial owners and, so far as it is reasonably able, exercise on behalf of beneficial owners all rights and entitlements received, or to which Computershare Jersey will be entitled in respect of those Restricted Shares which are capable of being passed on or exercised. Rights and entitlements to cash distributions, to information, to make choices and elections and to call for, attend and vote at meetings shall, subject to the terms of the depositary agreement be passed on in the form in which they are received by Computershare Jersey.

Beneficial owners (other than holders of Restricted Shares) who wish to attend general meetings of TORM plc and vote their A Shares must obtain a form of corporate representative or sub-proxy from Cede & Co. via their broker, or DTC Participant or account holding institution in VP. Beneficial owners of Restricted Shares must obtain equivalent documents direct from Computershare Jersey.

In view of the arrangements through which TORM plc A Shares are held in book entry format or as depositary receipts, beneficial owners may, if they wish to exercise share rights, need to give instructions to their broker or DTC Participant or account holding institution in VP, or direct to Computershare Jersey, significantly in advance of the latest time at which equivalent instructions must be delivered to the TORM plc.

1.19	Rights of future holders of TORM plc Warrants
Under the terms of the Exchange Offer, the holders of TORM A/S Consideration Warrants assented to the Exchange Offer will receive equivalent TORM plc Warrants on a one-for-one basis subject to the Exchange Offer closing.

Each TORM plc Warrant permits the holder to buy one TORM plc A Share at a price of DKK 96.2571 (subject to adjustment). The TORM plc Warrants are freely transferable, subject to applicable law, and they are not and will not be listed or traded on any stock exchange or trading facility. The Warrants can be exercised at any time after 13 July 2016 and before 13 July 2020.

As A Shares to be issued on exercise of TORM plc Warrants may be restricted securities for the purposes of U.S. securities laws (and hence may be subject to restrictions on their transfer and thus are ineligible to be deposited with DTC), such A Shares will be issued by TORM plc to Computershare Jersey, or if elected by the holder of the Warrants, in certificated form to that holder (in which event see sections 1.17 and 4.10), in each case within five (5) business days of payment of the exercise price bearing a restrictive legend. If A Shares are issued to Computershare Jersey, Computershare Jersey will in turn issue depositary receipts to the relevant persons who have exercised Warrants. If such shareholder subsequently wishes to sell such A Shares pursuant to a registration statement filed with the SEC or in a transaction which is exempt from U.S. securities laws restrictions to a non-U.S. person on Nasdaq Copenhagen, it will need to notify Computershare Jersey (and provide associated documentation), surrender the relevant depositary receipts and request the transfer of the relevant underlying A Shares to Cede & Co. (as nominee for DTC) in order that the DTC Participant account of Computershare (as nominee for VP) may be credited with a corresponding book entry interest and the trade settled within VP. All sales on Nasdaq Copenhagen would need to be pursuant to and in compliance with Regulation S of the U.S. Securities Act or another applicable exemption from the registration requirements of the U.S. Securities Act. For a further description of the transfer restrictions applicable to Restricted Shares, please refer to Part II – 4.8 "Negotiability and transferability of A Shares" in the U.K. Prospectus.

See Part I – 21.6 "Summary of Warrant Terms" of the U.K. Prospectus for a further description of the terms of the TORM plc Warrants.

1.20	Withdrawal rights
TORM A/S shares tendered in the Exchange Offer may not be withdrawn, except (i) if a Competing Tender Offer (as defined herein) is submitted to the holders of TORM A/S shares or (ii) if the terms and conditions of the Exchange Offer are amended to the detriment of the holders of TORM A/S shares. If a Competing Tender Offer is submitted, any tendered TORM A/S shares may be withdrawn within three (3) days of the Competing Tender Offer being published. In the event that an amendment of the terms and conditions of the Exchange Offer is considered to be to the detriment of holders of TORM A/S shares in the reasonable opinion of the board of directors of TORM A/S, such holders who have tendered such securities in the Exchange Offer may withdraw their acceptances by notifying their custodian bank hereof no later than three (3) Danish working days after the publication of the announcement describing the amendment of the Exchange Offer. If TORM plc decides to amend one or more of the terms or conditions of the Exchange Offer during the last three (3) days of the Offer Period, the Offer Period will be extended to expire three (3) days after the publication of the announcement describing the amendment of the Exchange Offer.

Holders who have assented their TORM A/S Consideration Warrants to the Exchange Offer on the terms described herein will have the same rights (pursuant to section 4.6) as holders of TORM A/S shares, although a withdrawal of the acceptance to assent the Consideration Warrants in the Exchange Offer must be given to TORM A/S by post at Tuborg Havnevej 18, DK-2900 Hellerup (attention: Management) or by e-mail at man@torm.com (with copy to csc@torm.com; mag@torm.com and trsc@torm.com).

1.21	Questions from holders of TORM A/S shares and Consideration Warrants
Any questions from holders of TORM A/S shares in connection with acceptance of the Exchange Offer and Settlement may be directed to the holder's own custodian bank or to:

Danske Bank A/S, Corporate Actions
Holmens Kanal 2-12
1092 Copenhagen
Tel: +45 45 14 36 94
E-mail: corporate.actions@danskebank.dk

Any questions from holders of TORM A/S Consideration Warrants in connection with acceptance of the Exchange Offer and/or other questions pertaining to the Exchange Offer may be directed to:

TORM A/S
Attention: Management
Tuborg Havnevej 18
DK-2900 Hellerup
Tel: +45 39 17 92 00
E-mail: man@torm.com (with copy to csc@torm.com; mag@torm.com and trsc@torm.com).

2	Key dates for the Exchange Offer
The following dates should be noted in relation to the Exchange Offer:
Event	Date
TORM plc's announcement of the Exchange Offer and publication of the Exchange Offer Document and commencement of the Offer Period	21 March 2016
Expected expiration of the Offer Period (unless extended or shortened)	14 April 2016
Expected announcement of the result of the Exchange Offer	15 April 2016
Expected settlement date for TORM A/S shares tendered in the Exchange Offer and the corresponding TORM plc Shares as consideration	19 April 2016
Expected settlement date for TORM A/S Consideration Warrants assented to the Exchange Offer and the TORM plc Warrants issued in respect thereof	19 April 2016
TORM plc A Shares issued in the Exchange Offer expected to begin trading on Nasdaq Copenhagen	On or about 19 April 2016

Reference is made to the information about the Offer Period and extension or shortening thereof as further described in sections 4.3 and 4.7.
As further described in section 3 (Plans for TORM A/S), after Closing of the Exchange Offer (assuming the minimum acceptance level condition has been satisfied and not waived), TORM plc intends to conduct a Squeeze-out of any remaining minority shareholders in TORM A/S. The Squeeze-out period is four (4) weeks in which all the remaining minority shareholders can transfer their TORM A/S shares to TORM plc in exchange for either receiving a full cash alternative or a number of corresponding TORM plc Shares equal to the number of TORM A/S shares transferred. After the expiry of such period, shares held by remaining minority shareholders in TORM A/S would be compulsorily acquired by TORM plc in exchange for cash, in accordance with the Danish Companies Act.

3            Plans for TORM A/S
3.1	Strategy and plans for TORM A/S
Reference is made to Part I – 6.3 "Overview of TORM A/S" of the U.K. Prospectus.
3.2	Squeeze-out process
After Closing of the Exchange Offer (assuming the minimum acceptance level condition has been satisfied and not waived), it is TORM plc's intention to conduct a Squeeze-out, pursuant to the Danish Companies Act, of any remaining minority shareholders in TORM A/S who have not tendered their TORM A/S shares in the Exchange Offer.

This procedure involves publication of a notice to all the remaining minority shareholders in the same manner as when convening a general meeting of TORM A/S and through the IT system of the Danish Business Authority. Pursuant to the notification, all remaining shareholders are given a four (4) week period to transfer their TORM A/S shares to TORM plc in exchange for either receiving a full cash alternative or a number of corresponding TORM plc Shares equal to the number of TORM A/S shares transferred. The notification will comprise certain information on the Squeeze-out, including the acquisition price and the basis for calculation thereof and a statement from the board of directors of TORM A/S on the terms and conditions for the mandatory acquisition by TORM plc.

To the extent the remaining minority shareholders have not transferred their TORM A/S shares to TORM plc during the four (4) week period, TORM plc will deposit cash consideration for the minority TORM A/S shares with Danske Bank A/S. Upon completion of such deposit, the remaining TORM A/S shares are acquired by TORM plc. Thereafter, a notice to the now former minority shareholders of TORM A/S will be published through the Danish Business Authority with information on the rights for such previous shareholders to require an assessment of the acquisition price by an independent expert within a three (3) months period. This will not affect the completion and settlement of the Squeeze-out.

Upon the conclusion of the Squeeze-out, any remaining minority TORM A/S shareholders will lose their shareholder rights and will either receive a full cash alternative or, if so elected in the Squeeze-out, an equivalent number of corresponding TORM plc Shares. Any remaining minority TORM A/S shareholders not having transferred their TORM A/S shares during the four (4) week period will receive cash consideration. Whilst any TORM A/S minority shareholder being squeezed out may challenge that cash price in the Danish courts, such challenge will not delay or otherwise impede the mandatory acquisition of the remaining TORM A/S A shares under the Squeeze-out.

If TORM plc initiates the Squeeze-out after the Offer Period has expired, the remaining TORM A/S Consideration Warrants can be exercised for only a four (4) week period after TORM A/S has given notice of that Squeeze-out to the holders of the TORM A/S Consideration Warrants. Any TORM A/S Consideration Warrants that remain unexercised at the end of that four (4) week period will lapse automatically without compensation. Also, TORM plc A Shares delivered in connection with the Squeeze-out will be delivered later than in the Exchange Offer.

TORM plc A Shares issued in any Squeeze-out in exchange for TORM A/S A shares arising on exercise of Consideration Warrants may be subject to restrictions under U.S. securities law and so are not eligible to be held in DTC and hence will be issued to Computershare Jersey. If such shareholder subsequently wishes to sell such A Shares pursuant to a registration statement filed with the SEC or in a transaction which is exempt from U.S. securities laws restrictions to a non-U.S. person on Nasdaq Copenhagen, it will need to notify Computershare Jersey (and provide associated documentation), surrender the relevant depositary receipts and request the transfer of the relevant underlying A Shares to Cede & Co. (as nominee for DTC (as defined below)) in order that the DTC Participant account of Computershare (as nominee for VP) may be credited with a corresponding book entry interest and the trade settled and the trade settled within VP. All sales on Nasdaq Copenhagen would need to be pursuant to and in compliance with Regulation S of the U.S. Securities Act or another applicable exemption from the registration requirements of the U.S. Securities Act. For a further description of the transfer restrictions applicable to Restricted Shares, please refer to Part II – 4.8 "Negotiability and transferability of A Shares" in the U.K. Prospectus. A transfer restriction to ensure compliance with applicable U.S. securities laws will be registered on the relevant VP account of any holder of TORM A/S A shares received on exercise of Consideration Warrants and on any TORM plc A Shares received in exchange for such TORM A/S A shares. Therefore such TORM A/S A shares or TORM plc A Shares should be kept on a separate VP account as that transfer restriction will be imposed on all securities which are registered on such VP account (from time to time).

The TORM A/S B share is held by SFM Trustees Limited as trustee on behalf of all TORM A/S A shareholders other than Njord Luxco and its affiliates. The TORM A/S B share may not be transferred, except in very limited circumstances, but may be transferred as part of a Squeeze-out in respect of the TORM A/S A shares. Accordingly, since the TORM A/S B share may not be transferred to TORM plc pursuant to the Exchange Offer, SFM Trustees Limited has agreed to either (i) accept the issue of an equivalent B Share in TORM plc to be held in its capacity as Plc Trustee as part of any Squeeze-out or (ii) in its capacity as A/S Trustee, transfer the TORM A/S B share to TORM plc in return for the issue of an equivalent B Share in TORM plc to be held by it in its capacity as Plc Trustee once the articles of association of TORM A/S have been amended to permit such a transfer. Following a Squeeze-out or any transfer in accordance with the amended articles of association of TORM A/S, the TORM A/S B share would be cancelled. The B Share of TORM plc will not be deposited with DTC at any time.

If the minimum acceptance level condition has not been reached during the Offer Period, TORM plc will not then be able to squeeze-out minority TORM A/S shareholders but may be able to do so subsequently if TORM plc increases its shareholding to more than 90 % of the aggregate outstanding issued share capital and voting rights of TORM A/S (on a fully diluted basis and excluding shares held in treasury).

For a description of the financing of the Squeeze-out, please refer to Part I – 22.2 "Financing Agreements" of the U.K. Prospectus

3.3	Delisting process for TORM A/S A shares
As the TORM plc A Shares are expected to be admitted to trading and official listing on Nasdaq Copenhagen, TORM plc expects to delist the TORM A/S A shares from Nasdaq Copenhagen as soon as practicable after Closing of the Exchange Offer and assuming a Squeeze-out is initiated. If the minimum acceptance level condition is waived and the Exchange Offer is completed, TORM plc may not be able to carry out a Squeeze-out and so may not be able to delist the TORM A/S shares.
3.4	Retention of employees and employment terms
It is TORM plc's intention to retain the employment of the management and employees of TORM A/S on materially unchanged terms after Closing of the Exchange Offer.

3.5	Distribution of dividends and dividend policy
Subject to Closing of the Exchange Offer, TORM plc may make proposals for TORM A/S to distribute dividends (ordinary or extraordinary) or make other distributions of funds to shareholders within the first twelve (12) months after Settlement of the Exchange Offer. More specifically, TORM plc reserves the right to distribute dividends and/or make other distributions of funds from TORM A/S, including in connection with capital reductions, although limited to the total distributable reserves of TORM A/S in the first twelve (12) months after Settlement of the Exchange Offer.
TORM plc's ability to pay dividends will be principally dependent on the receipt of distributions from its operating subsidiaries and, in particular, TORM A/S. TORM plc will consider the payment and, if paid, amount of dividends in the light of strategic developments, cash flow and future expenditure obligations (operational and capital), market trends and the interests of shareholders, bearing in mind the volatility of the shipping industry. However, under the Restructuring Financing Agreements, TORM A/S is subject to restrictions on the distribution of dividends. In January 2016, TORM A/S obtained the consent of applicable lenders under the Restructuring Financing Agreements to the Facility Amendments (as defined herein) permitting, amongst other things, the payment of dividends, subject to satisfaction of certain conditions, including notice to the facility agent under the Restructuring Financing Agreements and repayment of a pre-agreed amount under the Term Facility. However, in the future the TORM Group may be subject to other similar restrictions on the payment of dividends. TORM plc cannot guarantee that it will pay any dividends in the future. Furthermore, TORM plc is required to use a part of any initial distribution to it from TORM A/S to redeem its redeemable shares, to repay the Exchange Offer Facility (as defined herein) and to repay amounts lent to it by TORM Singapore Pte. Ltd. Reference is made to the U.K. Prospectus in this respect (Part I – 22 "Material contracts" for a description of the Financing Agreements, Part II – 3.1 "Working capital" for a description of the TORM Group's working capital for the 12 months following the date of this document).

Since its incorporation on 12 October 2015, TORM plc has not declared or paid any dividends.
3.6	Financial statements
TORM plc's consolidated financial statements will be prepared in accordance with IFRS after Closing of the Exchange Offer. For accounting purposes, the exchange of TORM A/S shares for the TORM plc Shares will not result in a business combination under IFRS 3 "Business Combinations". Rather, the Exchange Offer will be accounted for as an internal reorganisation of entities under common control and, therefore, the assets and liabilities in the consolidated financial statements of the TORM Group will be accounted for at their historical cost basis prior to the Exchange Offer. The Exchange Offer may entail a reclassification within equity due to the potential recognition of non-controlling interests (in relation to non-tendered TORM A/S shares in the period prior to a Squeeze-out).
3.7	Impact of Exchange Offer on employee equity plans and outstanding awards
3.7.1	Danish share option programme
In 2010 TORM A/S established a share option programme (the "Danish Share Option Programme") for its Chief Executive Officer, members of its management group and certain key employees. No share options were granted to directors of TORM A/S. Share options were granted under the Danish Share Option Programme in 2011 to 40 persons.
The share options granted under the Danish Share Option Programme will not be exchanged for options in TORM plc in connection with the Exchange Offer but will be exercised or lapse in connection with the delisting of TORM A/S A shares subsequent Closing of the Exchange Offer. Each share option exercised gives the holder the right to one (1) TORM A/S A share, which will be compulsorily acquired by TORM plc as part of any Squeeze-out. The exercise price of the share options granted under the Danish Share Option Programme is DKK 40,804.50 per share option, i.e. significantly above the average quoted price of TORM A/S A shares on 18 March 2016.

3.7.2	Management Incentive Plan ("MIP")
In January 2016, the board of TORM A/S established the Danish MIP. The Chief Executive Officer, Chief Financial Officer and certain employees may be eligible to receive incentives under the Danish MIP. The Danish MIP contains provisions ensuring that incentives granted can, upon the occurrence of certain events, e.g. completion of the Exchange Offer, be compulsorily exchanged for incentives with substantially equivalent rights to be granted by TORM plc. TORM plc will effect such exchange shortly after Closing of the Exchange Offer.

In January 2016 TORM A/S granted a total of 850,667 restricted share units ("RSUs") (giving the right to acquire an equivalent number of TORM A/S A shares) to certain employees, including the Chief Financial Officer. These vest in equal proportions over a three year period and vested RSUs may be exercised within 6 months of the relevant vesting date at a price of DKK 96.3 per TORM A/S A share.

In March 2016, the Chief Executive Officer was granted 1,276,725 RSUs and, subject to vesting each RSU will entitle the Chief Executive Officer to acquire one TORM A/S A share. RSUs granted to the Chief Executive Officer will vest over a five year period, with one fifth of the grant amount vesting at each anniversary during the five year period. The exercise price for each TORM A/S A share is DKK 96.3.

On or before Closing of the Exchange Offer, TORM plc will establish a new management incentive plan (the "U.K. MIP") on substantially equivalent terms to the Danish MIP. All incentives then awarded under the Danish MIP will be compulsorily exchanged for substantially equivalent awards under the U.K. MIP.

Any TORM plc A Shares issued or acquired on exercise of incentives granted under the U.K. MIP are likely to be subject to transfer restrictions arising under U.S. securities laws and may only be transferred pursuant to an effective registration statement filed with the SEC or an exemption from the registration requirements under the U.S. Securities Act. The availability of such exemptions and the restrictions imposed will vary and may become more onerous following any listing of the A Shares on NYSE. Accordingly, it is currently expected that, on issue, such TORM plc A Shares would be issued to Computershare Jersey and that depositary receipts would be issued in respect of such A Shares to the relevant holder. In order to sell those TORM plc A Shares on Nasdaq Copenhagen, a holder would need to surrender the relevant depositary receipts to Computershare Jersey (and complete a depositary receipt cancellation form, which includes certain representations to TORM plc and its U.S. counsel and a request that the relevant A Shares to be transferred to Cede & Co. (as nominee for DTC) and the book interests in them be credited to the DTC participant account of Computershare and then credited by Computershare to VP in order for the sale on Nasdaq Copenhagen to settle. All sales on Nasdaq Copenhagen would need to be pursuant to and in compliance with Regulation S of the U.S. Securities Act or another applicable exemption from the registration requirements of the U.S. Securities Act. For a further description of the transfer restrictions applicable to Restricted Shares, please refer to Part II – 4.8 "Negotiability and transferability of A Shares" in the U.K. Prospectus.

For a further description of the Danish MIP and the U.K. MIP, please refer to Part I – 17.2 "Shareholdings of the Directors and the Chief Financial Officer" of the U.K. Prospectus.

4	Terms and conditions of the Exchange Offer
4.1	The Exchange Offer
TORM plc offers to acquire all of the TORM A/S shares in exchange for an equivalent number of corresponding TORM plc Shares. Additionally, TORM plc offers all holders of TORM A/S Consideration Warrants equivalent TORM plc Warrants on a one-for-one basis in exchange for the holders of TORM A/S Consideration Warrants transferring such Consideration Warrants to TORM A/S without payment and thereby forfeiting their rights in respect of the TORM A/S Consideration Warrants.

The Exchange Offer is being made to establish TORM plc as the new holding company of the Group so as to improve the marketability of the Group, to attract a broader and more diversified international investor base and to facilitate a possible dual listing in the U.S. TORM plc believes a new U.K. holding company structure should assist in this as the U.K. legal system, corporate governance structure and tax regime, in combination, is more familiar and beneficial for TORM's investor base going forwards.

During January and February 2016, the TORM Group obtained the consent of the applicable lenders under the Financing Agreements (as defined herein) to the Facility Amendments (as defined herein) permitting, amongst other things, (i) the non-mandatory transfer by Njord Luxco of its current stake in TORM A/S to TORM plc in advance of completion of the Exchange Offer; (ii) the completion of the Exchange Offer and a Squeeze-out; (iii) a subsequent Delisting of TORM A/S from Nasdaq Copenhagen subsequent and conditional upon the listing of TORM plc on Nasdaq Copenhagen. For a further description of the Facility Amendments, please refer to Part I – 22.2 "Financing Agreements" of the U.K. Prospectus.

For a further description of TORM plc, please refer to section 6 (Description of TORM plc) below.

4.2	Consideration – TORM plc Shares and Warrants
Under the terms of the Exchange Offer, each of the TORM A/S shares tendered in the Exchange Offer will be exchanged for an equivalent number of corresponding TORM plc Shares and the holders of TORM A/S Consideration Warrants tendered in the Exchange Offer will receive equivalent TORM plc Warrants on a one-for-one basis in exchange for the holders of TORM A/S Consideration Warrants transferring such Consideration Warrants to TORM A/S without payment and thereby forfeiting their rights in respect of the TORM A/S Consideration Warrants.

By resolutions of the Board of TORM plc passed on 14 March 2016 and by resolutions of the sole shareholder of TORM plc passed on 15 March 2016, the Board of TORM plc has been authorised to allot all of the TORM plc Shares and Warrants to be issued pursuant to the Exchange Offer and Squeeze-out. The Board of TORM plc will resolve to issue TORM plc Shares and Warrants pursuant to the Exchange Offer in accordance with those authorisations subject to the Exchange Offer closing.
Any dividend payments made by TORM A/S during the Offer Period will not impact the consideration offered in the Exchange Offer.
4.3	Offer Period
The Exchange Offer is valid as of the Offer Date and is expected to expire on 14 April 2016 at 4:00 p.m. (CET). However, the Offer Period may be extended or shortened by publication of an announcement to that effect. Such an announcement to extend or shorten the Offer Period will be published in the same manner as the Exchange Offer Document has been made publicly available. Should TORM plc choose to close the Offer Period prior to 14 April 2016, an announcement to that effect will be published no later than 24 hours before the new closing time of the Offer Period.
4.4	Acceptance procedure
Holders of TORM A/S A shares wishing to tender their shares in the Exchange Offer on the terms and conditions set out herein must contact their own custodian bank requesting it to communicate their acceptance of the Exchange Offer to Danske Bank A/S, Corporate Actions, before the Offer Period closes. Holders of TORM A/S A shares wishing to tender their shares in the Exchange Offer must use the acceptance form attached to this Exchange Offer Document (Appendix 1).

Holders of TORM A/S A shares wishing to tender their shares in the Exchange Offer should notify their own custodian bank in sufficient time to allow the custodian bank to process and communicate the acceptance to Danske Bank A/S, Corporate Actions, which must have received the acceptance before the Offer Period closes on 14 April 2016 at 4:00 p.m. CET, unless extended or shortened. The time on which a notification of acceptance shall be given to the custodian bank of each holder of TORM A/S A shares may vary and will depend on the individual agreements with, and rules and procedures of, the custodian bank in question and may be earlier than the last day of the Offer Period.

Holders of the TORM A/S B share, C share and Consideration Warrants wishing to assent their Consideration Warrants in the Exchange Offer must complete a separate acceptance form provided to them by TORM plc through TORM A/S, which must be completed and sent to TORM A/S by post at Tuborg Havnevej 18, DK-2900 Hellerup (attention: Management) or by e-mail at man@torm.com (with copy to csc@torm.com; mag@torm.com and trsc@torm.com) before the Offer Period closes on 14 April 2016 at 4:00 p.m. CET, unless extended or shortened.

4.5	Conditions to the Exchange Offer
The Closing of the Exchange Offer is subject to the satisfaction (or waiver by TORM plc) of the following conditions:

i.	TORM A/S shares that have been validly tendered in the Exchange Offer representing more than 90% of TORM A/S' outstanding issued share capital and voting rights in aggregate at the expiration of the Offer Period on a fully diluted basis, i.e. assuming exercise of any and all remaining TORM A/S Consideration Warrants during any Squeeze-out proceedings following Closing of the Exchange Offer, and excluding shares held in treasury;

ii.	The Depository Arrangements having become effective;

iii.	Nasdaq Copenhagen approving the admission to trading and official listing of the TORM plc A Shares, subject to notice of issuance; and

iv.	No court or governmental or regulatory authority shall having issued a decision or an order preventing, prohibiting, declaring illegal or materially impeding the Closing or Settlement of the Exchange Offer or having announced any further investigation or review of the acquisition of TORM A/S by TORM plc.

In connection with the minimum acceptance level condition, TORM plc has obtained binding undertakings to accept the Exchange Offer from certain TORM A/S shareholder and holders of Consideration Warrants in respect of all of the TORM A/S A shares and Consideration Warrants which they hold at the time they accept the Exchange Offer. The shareholdings of those TORM A/S shareholders (at the time of giving those undertakings) represent 81% of the TORM A/S A shares and 70% of the TORM A/S Consideration Warrants, but the numbers of TORM A/S A shares and Consideration Warrants actually assented to the Exchange Offer may be lower or higher, perhaps significantly so. The Exchange Offer is not conditional upon any particular number of the Consideration Warrants being transferred to TORM A/S.

Subject to the Depository Arrangements becoming effective (being the agreements between, amongst others, DTC, Cede & Co., Computershare, Computershare Jersey and TORM plc), the TORM plc A Shares (other than the Restricted Shares) will be eligible to be issued to Cede & Co. and so related to participant accounts within DTC and VP whilst the Restricted Shares will be eligible to be issued to Computershare Jersey and Computershare Jersey will issue depository receipts in respect of them.

TORM plc reserves the right to withdraw the Exchange Offer if one or more of the conditions listed above have not been satisfied by the expiration of the Offer Period. Upon withdrawal of the Exchange Offer, the Exchange Offer will lapse irrevocably and any agreement to tender TORM A/S shares and/or Consideration Warrants, on the terms described herein, concluded as a result of a security holder's acceptance of the Exchange Offer will have no legal effect and will terminate. In the event of such withdrawal, TORM plc will not be required to exchange any TORM A/S shares and/or transfer any Consideration Warrants tendered in the Exchange Offer, and any tenders of TORM A/S shares and/or Consideration Warrants will have no legal effect.

4.6	Waiver or amendments to the terms and conditions of the Exchange Offer
By publication of an announcement, TORM plc may, subject to the requirements of applicable law, waive or amend the terms and conditions of the Exchange Offer, including the minimum acceptance level condition, unless otherwise stated herein.

If TORM plc decides to amend one or more of the terms or conditions of the Exchange Offer during the last three (3) days of the Offer Period, the Offer Period will be extended to expire three (3) days after the publication of the announcement describing the amendment of the Exchange Offer.

Any such waiver or amendment of the terms and conditions of the Exchange Offer, if such is considered an improvement of the Exchange Offer in the reasonable opinion of the board of directors of TORM A/S, shall not allow holders of TORM A/S shares who have tendered such shares to withdraw their acceptances.
In the event that an amendment of the terms and conditions of the Exchange Offer is considered, in the reasonable opinion of the board of directors of TORM A/S, to be to the detriment of holders of TORM A/S shares having tendered such shares in the Exchange Offer, such holders may withdraw their acceptances by notifying their custodian bank no later than three (3) Danish working days after the publication of the announcement describing the amendment of the Exchange Offer.
Holders who have assented their TORM A/S Consideration Warrants to the Exchange Offer on the terms described herein will have the same rights (pursuant to this section 4.6) as holders of TORM A/S shares although the withdrawal of the acceptance to assent the Consideration Warrants in the Exchange Offer must be given to TORM A/S by post at Tuborg Havnevej 18, DK-2900 Hellerup (attention: Management) or by e-mail at man@torm.com (with copy to csc@torm.com; mag@torm.com and trsc@torm.com).

4.7	Early close or extension of the Offer Period
TORM plc may extend the Offer Period to expire at a later date than 14 April 2016 by publication of an announcement to this effect. Such an announcement will be published in the same manner as this Exchange Offer Document has been made publicly available.
TORM plc may close the Offer Period before 14 April 2016 by publication of an announcement to this effect. Such an announcement will be published in the same manner as this Exchange Offer Document has been made publicly available. Should TORM plc choose to close the Offer Period prior to 14 April 2016, an announcement to that effect will be published no later than 24 hours before the new closing time of the Offer Period.
If TORM plc decides to waive or amend one or more of the terms or conditions of the Exchange Offer during the last three (3) days of the Offer Period, the Offer Period will be extended to expire three (3) days after the publication of the announcement describing the amendment of the Exchange Offer.
4.8	Shareholder rights in connection with the Exchange Offer
The holders of TORM A/S shares, including those having tendered such TORM A/S shares in the Exchange Offer, may exercise their rights, including the ability to vote at shareholders' meetings of TORM A/S and preserve their right to receive dividends and other distributions (if any), in respect of the TORM A/S shares in question until the time of Closing of the Exchange Offer has taken place and title to those TORM A/S shares has passed to TORM plc.
The holders of TORM plc Shares will be able to exercise their rights, including the ability to vote at shareholders' meetings and receive dividends and other distributions (if any), in respect of the TORM plc Shares in question upon Settlement and issue of the TORM plc Shares.

4.9	Representations and warranties of tendering holders of TORM A/S shares and Consideration Warrants
By tendering TORM A/S shares in the Exchange Offer, holders represent and warrant to TORM plc and the exchange agent that they have full power and authority to accept the Exchange Offer and to exchange, contribute, assign and transfer the TORM A/S shares in respect of which the Exchange Offer is being accepted or deemed to be accepted (and any and all securities or rights issued or issuable in respect thereof) and, when TORM plc accepts such TORM A/S shares for exchange at Closing of the Exchange Offer, TORM plc will acquire good title thereto, free and clear of all liens, charges, encumbrances and other third-party interests, and together with all rights now and hereinafter attaching thereto, including, without limitation, voting rights and the right to receive all amounts payable to a holder thereof in respect of dividends, interests and other distributions, if any, if the record date for distributions occurs after the date on which such TORM A/S shares are transferred to TORM plc pursuant to the Exchange Offer.
By transferring TORM A/S Consideration Warrants to TORM A/S without payment and thereby forfeiting their rights in respect of the TORM A/S Consideration Warrants in exchange for receiving equivalent TORM plc Warrants on a one-for-one basis, holders represent and warrant to TORM A/S and TORM plc that they have full power and authority to transfer such TORM A/S Consideration Warrants to TORM A/S and that TORM A/S upon such transfer and assuming completion of the Exchange Offer will acquire good title thereto, free and clear of all liens, charges, encumbrances and other third-party interests, and together with all rights now and hereinafter attaching thereto.
Furthermore, by tendering their TORM A/S shares in the Exchange Offer, shareholders and holders of Consideration Warrants who are registered on the share and warrant register of TORM A/S will be deemed to authorise TORM plc to transfer, retain and maintain all data relating to their beneficial holdings of TORM plc Shares or Warrants.

Pursuant to the U.K. Data Protection Act 1998, (the "DPA") the exchange agent and/or TORM plc may process Personal Data (as defined in the DPA) relating to persons acquiring interests in TORM plc Shares or Warrants in the Exchange Offer. Such Personal Data will be used by the exchange agent and/or TORM plc to process the acceptance forms, produce reports and/or maintain registers relating to such persons and this may include sharing such data with third parties in one or more countries (including but not be limited to, those in the European Economic Area of the European Union and any of their respective dependent territories overseas, Argentina, Australia, Brazil, Canada, Hong Kong, Hungary, Japan, New Zealand, Singapore, South Africa, Switzerland and the United States of America) when (a) processing the acceptance forms (b) compiling data for the reports (c) allotting TORM plc Shares or Warrants and/or (d) maintaining such registers. Personal Data may not be retained on record for longer than is necessary for the purpose held. By completing an acceptance form, the applicant becomes a subject of Personal Data (as defined in the DPA) and consents to the processing by the exchange agent and/or TORM plc of any Personal Data (as defined in the DPA) relating to them in the manner described.

4.10	Registration and trading of TORM plc Shares
TORM plc A Shares issued pursuant to the Exchange Offer and any Squeeze-out (except the Restricted Shares) will be issued to Cede & Co. as nominee for DTC and credited to the DTC Participant account of Computershare, as custodian for VP. VP will settle the Exchange Offer and Squeeze-out by crediting the relevant VP accounts of the accepting TORM A/S shareholders in respect of the relevant underlying A Shares upon settlement of the Exchange Offer and any Squeeze-out.

DTC is organised as a limited purpose trust company and manages the risk of the U.S. financial system through electronic recordkeeping of securities balances. It also acts as a clearinghouse to process and settle trades in corporate and municipal securities. DTC holds securities in custody and settles funds at the end of each trading day using the U.S. Fedwire Funds Service. DTC is registered with the Securities and Exchange Commission, is a member of the U.S. Federal Reserve System, and is owned by many companies in the financial industry, including the NYSE, one of its largest shareholders. Securities brokers, dealers, institutional investors, depository institutions, issuing and paying agents and settling banks use the DTC, but individual investors do not interact with it.

The Restricted Shares are expected to be issued to Computershare DR Nominees Limited as nominee for Computershare Trustees (Jersey) Limited, a depositary affiliated with Computershare (TORM plc's U.S. registrar and transfer agent), who will issue depositary receipts to Njord Luxco and other relevant persons in respect of the Restricted Shares bearing a restrictive legend. For a further description of the transfer restrictions applicable to Restricted Shares, please refer to Part II – 4.8 "Negotiability and transferability of A Shares" in the U.K. Prospectus.

Under U.K. and U.S. law, holders of beneficial interests in the A Shares of TORM plc held electronically through DTC or Computershare Jersey (or any other depository or depositary) will not be registered owners of TORM plc A Shares and, accordingly, will not have certain rights conferred on shareholders by TORM plc's articles of association or under U.K. law. As the legal owner of those A Shares, which are not Restricted Shares, DTC, through its nominee Cede & Co., will be entitled to enjoy and exercise all of the rights attached to the A Shares registered in DTC, provided that, similar to all other securities held at DTC, DTC will pass all rights to the applicable DTC Participants who in turn will pass all such rights to the ultimate beneficial owners. Like arrangements will apply to Restricted Shares held by Computershare Jersey. Accordingly, an investor's ability to exercise shareholder rights, including to give instructions to the Plc Trustee in relation to the exercise of rights attaching to the TORM plc B Share, will be determined by the agreements with DTC and their DTC Participants or with Computershare Jersey rather than TORM plc's articles of association. TORM plc has entered into relevant agreements with Computershare as a DTC Participant and VP in this regard. It is expected that similar risks would apply in respect of A Shares held with any other depository or depositary.

An investor will need to maintain an account with VP via an account holding institution in VP in order to trade the TORM plc A Shares on Nasdaq Copenhagen.

Following Closing of the Exchange Offer, an investor may request through VP or its broker to be registered as the holder of A Shares directly in certificated form instead of holding shares indirectly through DTC. The investor, or VP or the broker on behalf of the investor may obtain A Shares in certificated form through Computershare, the U.S. registrar and transfer agent of TORM plc; however the TORM plc A Shares trading on Nasdaq Copenhagen are generally held through DTC and generally settle electronically through VP. Persons who elect to hold A Shares directly in certificated form and who subsequently wish to sell those A Shares on Nasdaq Copenhagen will need to deposit those A Shares with DTC (if DTC so permits) and thereby incur a 1.5% stamp duty charge.

No share certificates will be issued for the TORM plc B Share or C Share.

TORM plc's U.S. register of transfers of book entry interests, which, as described above, will initially include the A Shares (except the Restricted Shares) issued by TORM plc to Cede & Co., the nominee of DTC, is maintained by Computershare at 250 Royall Street, Canton, Massachusetts 02021, United States. The Restricted Shares are expected to be issued to Computershare DR Nominees Limited as nominee for Computershare Trustees (Jersey) Limited, who will issue depositary receipts to Njord Luxco and other relevant persons in respect of the Restricted Shares.

TORM plc's register of shareholders is kept by Computershare Investor Services PLC at The Pavilions, Bridgwater Road, Bristol, Avon, BS99 6ZZ, United Kingdom.

The branch register of shareholders is kept by Computershare at P.O. Box 43078, Providence, RI02940, United States.

The register of book entry interests in VP is kept by VP Investor Services A/S, Weidekampsgade 14, 2300 Copenhagen S, Denmark.

Following Closing of the Exchange Offer, TORM plc may consider making an initial public offering and listing the A Shares for trading on the NYSE. Only beneficial interests in the A Shares held through DTC would be eligible for trading on NYSE, subject to compliance with U.S. securities laws, through a member brokerage firm and would be held in electronic form through DTC. DTC would allocate the beneficial interests in the A Shares among its participants (banks and brokerage firms), who would in turn credit the beneficial interests to the accounts of their customers (i.e. the beneficial owners of the TORM plc A Shares). Should the A Shares be listed on the NYSE, an investor that wishes to trade on the NYSE will generally need to open an account with a U.S. broker or custodian. Any subsequent trades on the NYSE will generally settle through DTC.

4.11	Shareholder rights of future holders of TORM plc Shares
Legal owners of TORM plc Shares have the rights set out in TORM plc's articles of association. The TORM plc A Shares carry pre-emption rights and the right to receive dividends as from the date of issue. See Part I – 21.5 "Summary of Articles of Association" of the U.K. Prospectus for further details on the rights, including dividend and pre-emption rights, attached to A Shares.
Under U.K. and U.S. law, holders of beneficial interests in the A Shares of TORM plc held electronically through DTC or Computershare Jersey (or any other depository or depositary) will not be registered owners of TORM plc A Shares and, accordingly, will not have certain rights conferred on shareholders by TORM plc's articles of association or under U.K. law. As the legal owner of those A Shares, which are not Restricted Shares, DTC, through its nominee Cede & Co., will be entitled to enjoy and exercise all of the rights attached to the A Shares registered in DTC, provided that, similar to all other securities held at DTC, DTC will pass all rights to the applicable DTC Participants who in turn will pass all such rights to the ultimate beneficial owners. Like arrangements will apply to Restricted Shares held by Computershare Jersey. Accordingly, an investor's ability to exercise shareholder rights, including to give instructions to the Plc Trustee in relation to the exercise of rights attaching to the TORM plc B Share, will be determined by the agreements with DTC and their DTC Participants or Computershare Jersey rather than TORM plc's articles of association. TORM plc has entered into relevant agreements with Computershare as a DTC Participant and VP in this regard. It is expected that similar risks would apply in respect of A Shares held with any other depository or depositary.

The TORM plc A Shares may be subject to U.S. securities laws restrictions on transfer.

Following Closing of the Exchange Offer, an investor may request through VP or its broker to be registered as the holder of A Shares directly in certificated form instead of holding shares indirectly through DTC. The investor, or VP or the broker on behalf of the investor may obtain A Shares in certificated form through Computershare, the U.S. registrar and transfer agents of TORM plc; however Nasdaq Copenhagen trades generally settle within DTC through VP. Investors who elect to hold A Shares directly in certificated form and who subsequently wish to sell those A Shares on Nasdaq Copenhagen will need to deposit those A Shares with DTC (if DTC so permits) and thereby incur a 1.5% stamp duty charge.

Pursuant to the DTC Rules, Cede & Co. is required to exercise the rights attached to those A Shares held by Cede & Co. in accordance with directions given by the relevant DTC Participants. Beneficial owners of A Shares held by Cede & Co. can, in turn, instruct the relevant DTC Participant to give instructions to Cede & Co. to exercise shareholder rights, subject always to the terms of the brokerage agreement between the beneficial owner and the relevant DTC Participant.

For those beneficial owners who hold TORM plc A Shares via an account holding institution in VP in a nominee account, those beneficial owners can give instructions as to the exercise of shareholder rights to the account holding institution (again subject to the terms of the agreement between the account holding institution and the beneficial owner). Underlying shareholders whose book entry interests representing TORM plc A Shares are credited to a segregated account in VP via an account holding institution in VP can give their instructions directly to VP. Those instructions will then be given to Cede & Co. via VP and (where relevant) the relevant DTC Participant, and Cede & Co. will exercise shareholder rights in accordance with those instructions.

Cede & Co. will pass on to DTC Participants, who in turn will pass on to beneficial owners and, so far as it is reasonably able, exercise on behalf of beneficial owners all rights and entitlements received, or to which Cede & Co. will be entitled, in respect of the underlying A Shares held by Cede & Co. which are capable of being passed on or exercised, be passed on in the form in which they are received by Cede & Co., together with amendments and additional documentation necessary to effect such passing on or, as the case may be, exercised in accordance with the DTC Rules or TORM plc's articles of association.

Restricted Shares will be held by Computershare Jersey who will pass on to beneficial owners and, so far as it is reasonably able, exercise on behalf of beneficial owners all rights and entitlements received, or to which Computershare Jersey will be entitled in respect of those Restricted Shares which are capable of being passed on or exercised. Rights and entitlements to cash distributions, to information, to make choices and elections and to call for, attend and vote at meetings shall, subject to the terms of the depositary agreement be passed on in the form in which they are received by Computershare Jersey.

Beneficial owners (other than holders of Restricted Shares) who wish to attend general meetings of TORM plc and vote their A Shares must obtain a form of corporate representative or sub-proxy from Cede & Co. via their broker, or DTC Participant or account holding institution in VP. Beneficial owners of Restricted Shares must obtain equivalent documents direct from Computershare Jersey.

In view of the arrangements through which TORM plc A Shares are held in book entry format or as depositary receipts, beneficial owners may, if they wish to exercise share rights, need to give instructions to their broker or DTC Participant or account holding institution in VP, or direct to Computershare Jersey, significantly in advance of the latest time at which equivalent instructions must be delivered to the TORM plc.

4.12	Instruction to the A/S Trustee
By accepting this Exchange Offer, each accepting shareholder irrevocably
i.	consents to and instructs the A/S Trustee to request and accept a B Share in TORM plc (to be held in its capacity as Plc Trustee) in lieu of cash in connection with any Squeeze-out, as described in this Exchange Offer Document;

ii.	subject to (A) the issue of the new B Share in TORM plc to the Plc Trustee and (B) the new trust deed between the Plc Trustee and TORM plc becoming effective, consents to the termination of the trust deed between the A/S Trustee and TORM A/S dated 13 July 2015 (as amended from time to time);

iii.	subject to the proposed amendment of article 2.5 of the articles of association of TORM A/S to permit such a transfer, instructs the A/S Trustee to take whatever steps are required in accordance with Danish law to effect the exchange of the B share in TORM A/S currently held by it for a new B Share in TORM plc (to be held in its capacity as Plc Trustee); and

iv.	consents to TORM plc providing evidence in writing to SFM Trustees Limited of each of these instructions and consents.

See Part I – 22.4 "Exchange Offer Agreements" of the U.K. Prospectus for a further description of the B Share trust deed.

4.13	Rights of future holders of TORM plc Warrants
Under the terms of the Exchange Offer, the holders of TORM A/S Consideration Warrants assented to the Exchange Offer will receive equivalent TORM plc Warrants on a one-for-one basis subject to the Exchange Offer closing.

Each TORM plc Warrant permits the holder to buy one TORM plc A Share at a price of DKK 96.2571 (subject to adjustment). The TORM plc Warrants are freely transferable, subject to applicable law, and they are not and will not be listed or traded on any stock exchange or trading facility. The Warrants can be exercised at any time after 13 July 2016 and before 13 July 2020.

As A Shares to be issued on exercise of TORM plc Warrants may be restricted securities for the purposes of U.S. securities laws (and hence may be subject to restrictions on their transfer and thus are ineligible to be deposited with DTC), such A Shares will be issued by TORM plc to Computershare Jersey, or if elected by the holder of the Warrants, in certificated form to that holder (in which event see sections 1.17 and 4.10), in each case within five (5) business days of payment of the exercise price bearing a restrictive legend. If A Shares are issued to Computershare DR Nominees Limited (as nominee for Computershare Trustees (Jersey) Limited, Computershare DR Nominees Limited will in turn issue depositary receipts to the relevant persons who have exercised Warrants. If such shareholder subsequently wishes to sell such A Shares pursuant to a registration statement filed with the SEC or in a transaction which is exempt from U.S. securities laws restrictions to a non-U.S. person on Nasdaq Copenhagen, it will need to notify Computershare Jersey (and provide associated documentation), surrender the relevant depositary receipts and request the transfer of the relevant underlying A Shares to Cede & Co. (as nominee for DTC) in order that the DTC Participant account of Computershare (as nominee for VP) may be credited with a corresponding book entry interest and the trade settled within VP. All sales on Nasdaq Copenhagen would need to be pursuant to and in compliance with Regulation S of the U.S. Securities Act or another applicable exemption from the registration requirements of the U.S. Securities Act. For a further description of the transfer restrictions applicable to Restricted Shares, please refer to Part II – 4.8 "Negotiability and transferability of A Shares" in the U.K. Prospectus.

A transfer restriction to ensure compliance with applicable U.S. securities laws will be registered on the relevant VP account of any holder of TORM A/S A shares received on exercise of Consideration Warrants and on any TORM plc A Shares received in exchange for such TORM A/S A shares. Therefore such TORM A/S A shares or TORM plc A Shares should be kept on a separate VP account as that transfer restriction will be imposed on all securities which are registered on such VP account (from time to time).

See Part I – 21.6 "Summary of Warrant Terms" of the U.K. Prospectus for a further description of the terms of the TORM plc Warrants.

4.14	Withdrawal rights
TORM A/S shares tendered in the Exchange Offer may not be withdrawn, except (i) if a Competing Tender Offer is submitted to the holders of TORM A/S shares or (ii) if the terms and conditions of the Exchange Offer are amended to the detriment of the holders of TORM A/S shares.

If a Competing Tender Offer is submitted, any tendered TORM A/S shares may be withdrawn within three (3) days of the Competing Tender Offer being published.

In the event that an amendment of the terms and conditions of the Exchange Offer is considered, in the reasonable opinion of the board of directors of TORM A/S, to be to their detriment, holders of TORM A/S shares having tendered such shares in the Exchange Offer may withdraw their acceptances by notifying their custodian bank hereof no later than three (3) Danish working days after the publication of the announcement describing the amendment of the Exchange Offer. If TORM plc decides to amend one or more of the terms or conditions of the Exchange Offer during the last three (3) days of the Offer Period, the Offer Period will be extended to expire three (3) days after the publication of the announcement describing the amendment of the Exchange Offer.

Holders who have assented their TORM A/S Consideration Warrants to the Exchange Offer on the terms described herein will have the same rights (pursuant to section 4.6) as holders of TORM A/S shares, although the withdrawal of the acceptance to assent the Consideration Warrants in the Exchange Offer must be given to TORM A/S by post at Tuborg Havnevej 18, DK-2900 Hellerup (attention: Management) or by e-mail at man@torm.com (with copy to csc@torm.com; mag@torm.com and trsc@torm.com).

4.15	Announcement of the result of the Exchange Offer
TORM plc expects to announce the result of the Exchange Offer on 15 April 2016, unless the Offer Period is extended or shortened. The result announcement will state either that the conditions to the Exchange Offer have been satisfied (or waived) and that the Exchange Offer will be completed or that certain conditions have not been satisfied and that the Exchange Offer is consequently withdrawn.

4.16	Closing
Upon Closing of the Exchange Offer, TORM plc will acquire title and all rights to the TORM A/S shares tendered in the Exchange Offer subject to the terms and conditions of the Exchange Offer. Upon Closing of the Exchange Offer, the TORM A/S Consideration Warrants assented to the Exchange Offer will be transferred to TORM A/S and the former holders of the TORM A/S Consideration Warrants will forfeit all rights in respect thereof.

4.17	Settlement of the Exchange Offer
TORM plc Shares to be issued in respect of validly tendered TORM A/S shares are expected to be settled within two Danish business days after the result of the Exchange Offer has been announced. Accordingly, Settlement of the Exchange Offer is expected to take place on 19 April 2016. This date may change if the Offer Period is extended or shortened. The TORM plc Warrants to be issued pursuant to the Exchange Offer are expected to be settled on or around the same time as settlement of the TORM plc Shares.

Danske Bank A/S, Corporate Actions, will act as settlement bank in connection with the Settlement of the Exchange Offer.
Danske Bank A/S, Corporate Actions
Holmens Kanal 2-12
1092 Copenhagen
Tel: +45 45 14 36 94
E-mail: corporate.actions@danskebank.dk

4.18	Brokerage fees and other costs
Any brokerage fees and/or other costs arising from the tendering of TORM A/S shares and/or Consideration Warrants in the Exchange Offer on the terms described herein shall be borne by said holders of TORM A/S shares and/or Consideration Warrants, and such fees and costs shall be of no concern to TORM plc or TORM A/S.

4.19	Tax considerations
For a description of certain U.K. and Danish tax considerations, reference is made to section 5 (Taxation) of this Exchange Offer Document.

4.20	Certain legal and regulatory matters
Holders of TORM A/S shares and/or Consideration Warrants receiving TORM plc Shares and/or Warrants in connection with the Exchange Offer should consult with their own advisors to determine if they need to comply with any legal or regulatory requirements prior to receipt of the TORM plc Shares and/or Warrants.
4.21	Open market purchases
TORM plc reserves the right to purchase TORM A/S A shares in the open market or make arrangements to purchase TORM A/S A shares through privately negotiated transactions, including the right to enter into irrevocable tender commitments with respect to the TORM A/S A shares in accordance with applicable laws, rules and regulations throughout the Offer Period. Any information about such purchases will be disclosed to the extent required under Danish law.

4.22	No mandatory public offer
TORM plc will not be obliged to submit a mandatory tender offer under Section 31(6) of the Danish Securities Trading Act, since the Exchange Offer made by TORM plc as a wholly owned subsidiary of Njord Luxco from a Danish law perspective is deemed as a consolidation of control in TORM A/S. The transfer of TORM A/S shares from Njord Luxco to TORM plc is a group internal transfer which does not trigger an obligation to submit a mandatory tender offer under Section 31(6) of the Danish Securities Trading Act.

4.23	No statement by the board of directors of TORM A/S
As this Exchange Offer is not subject to the relevant rules in Chapter 8 of the Danish Securities Trading Act and Executive Order on Takeover Bids, the board of directors of TORM A/S is not required to prepare a statement in respect of the Exchange Offer. As the directors in TORM A/S elected by the general meeting are also directors in TORM plc, no separate statement has been prepared by the board of directors of TORM A/S in respect of this Exchange Offer.

4.24	Public offering of TORM plc A Shares
The offering of TORM plc's A Shares in Denmark and admission to trading and official listing on Nasdaq Copenhagen is made pursuant to the U.K. Prospectus as it has been validly passported into Denmark in accordance with the procedure prescribed by Executive Order no. 1257 of 6 November 2015 and Directive 2003/71/EC of 4 November 2003, as amended. Aside from holders of TORM A/S shares resident in the U.S., the U.K. and Denmark, the Exchange Offer is not directed at holders of TORM A/S shares whose participation in the Exchange Offer would require the issuance of an offer document, registration or other measures other than what is required under Danish law.

4.25	Applicable law and jurisdictions
This Exchange Offer, including any tendering of TORM A/S shares and/or Consideration Warrants in the Exchange Offer, shall be governed by Danish law. The U.K. Prospectus has been prepared in accordance with English law and has been approved by the U.K. Listing Authority. Any dispute in connection with this Exchange Offer shall be brought before the courts of Denmark.

4.26	Legal advisors to TORM plc

Legal advisor as to Danish law:	Legal advisor as to English law:	Legal advisor as to U.S. law:
Gorrissen Federspiel H.C. Andersens Boulevard 12 1553 Copenhagen V Denmark	Akin Gump LLP 41 Lothbury London EC2R 7HF United Kingdom	Seward & Kissel LLP One Battery Park Plaza New York, NY 10004 United States of America

4.27	Financial advisor to TORM plc

Moelis & Company UK LLP
Condor House, 1st Floor
10 St. Paul's Churchyard
London EC4M8AL
United Kingdom.

4.28	Independent auditor of TORM plc

Deloitte LLP
2 New Street Square
London EC4A 3BZ
United Kingdom

4.29	Documents relating to the Exchange Offer
Subject to certain restrictions and the terms set out in the Exchange Offer Document (including the exclusion of Restricted Jurisdictions), copies of:
•	the Exchange Offer Document, including the A share acceptance form;
•	the U.K. Prospectus;
•	the TORM plc's articles of association and the articles of association of TORM A/S; and
•	the warrant instrument constituting the Warrants;
and certain other documents, may be obtained from:

TORM A/S
Attention: Management
Tuborg Havnevej 18
DK-2900 Hellerup
Tel: +45 39 17 92 00
E-mail: man@torm.com (with copy to csc@torm.com; mag@torm.com and trsc@torm.com),

or, subject to certain restrictions, from the website of TORM plc (www.torm-plc.com) and TORM A/S (www.torm.com).

4.30	Language
The Exchange Offer Document and the U.K. Prospectus have only been prepared in English.

4.31	Questions from holders of TORM A/S shares and Consideration Warrants
Any questions from holders of TORM A/S shares in connection with acceptance of the Exchange Offer and Settlement may be directed to the holder's own custodian bank or to:

Danske Bank A/S, Corporate Actions
Holmens Kanal 2-12
1092 Copenhagen
Tel: +45 45 14 36 94
E-mail: corporate.actions@danskebank.dk

Any questions from holders of TORM A/S Consideration Warrants in connection with acceptance of the Exchange Offer and/or other questions pertaining to the Exchange Offer may be directed to:

TORM A/S
Attention: Management
Tuborg Havnevej 18
DK-2900 Hellerup
Tel: +45 39 17 92 00
E-mail: man@torm.com (with copy to csc@torm.com; mag@torm.com and trsc@torm.com)

5	Taxation
5.1	U.K. taxation
The following statements do not constitute tax advice and are intended only as a general guide to current U.K. law and HM Revenue and Customs ("HMRC") published practice, which may not be binding on HMRC, as at the date of this document (which are both subject to change at any time, possibly with retrospective effect). They relate only to certain limited aspects of the U.K. tax treatment of the beneficial owners of TORM plc A Shares and Warrants and are intended to apply only to shareholders who are resident only in the U.K. for U.K. tax purposes (unless the context requires otherwise) and, if individuals, who are domiciled in the U.K. and to whom split-year treatment does not apply and who are and will be the absolute beneficial owners of the TORM plc A Shares (otherwise than through an Individual Savings Account or a Self-Invested Personal Pension). Statements with respect to the TORM plc A Shares relate only to investors who hold, and will hold, TORM plc A Shares through DTC as investments (and not as securities to be realised in the course of a trade). They are not exhaustive and may not apply to certain shareholders, such as dealers in securities, broker dealers, insurance companies and collective investment schemes, shareholders who are exempt from taxation and shareholders who have (or are deemed to have) acquired TORM plc A Shares by virtue of an office or employment. Such persons may be subject to special rules. This summary does not address any inheritance tax or close company considerations.

Prospective holders of TORM plc A Shares or Warrants who are in any doubt as to their tax position should consult an appropriate professional adviser.

5.1.1	Taxation of dividends
General
TORM plc is not required to make any withholding or deduction for or on account of U.K. tax in respect of dividends on TORM plc A Shares, irrespective of whether the shareholder receiving the dividend is resident in or outside the U.K.

Individual shareholders
When TORM plc pays a dividend to a shareholder who is an individual resident (for tax purposes) in the U.K., the shareholder will be entitled to a tax credit equal to one-ninth of the dividend received.
The dividend received plus the related tax credit, or the gross dividend, will be part of the shareholder's total income for U.K. income tax purposes and will be regarded as the top slice of that income. However, in calculating the shareholder's liability to income tax in respect of the gross dividend, the tax credit (which equates to 10% of the gross dividend) is set off against the tax chargeable on the gross dividend.

Basic rate taxpayers
In the case of a shareholder who is liable to income tax at the basic rate, the shareholder will be subject to tax on the gross dividend at the rate of 10%. The tax credit will, in consequence, satisfy in full the shareholder's liability to income tax on the gross dividend.

Higher rate taxpayers
In the case of a shareholder who is liable to income tax at the higher rate, the shareholder will be subject to tax on the gross dividend at the rate of 32.5%, to the extent that the gross dividend falls above the threshold for the higher rate of income tax but below the threshold for the additional rate of income tax when it is treated (as mentioned above) as the top slice of the shareholder's income.
This means that the tax credit will satisfy only part of the shareholder's liability to income tax on the gross dividend, so that the shareholder will have to account for income tax equal to 22.5% of the gross dividend (which equates to 25% of the dividend received). For example, a dividend of GBP 90 from TORM plc would represent a gross dividend of GBP 100 (after the addition of the tax credit of GBP 10 (being one-ninth of GBP 90)) and the shareholder would be required to account for income tax of GBP 22.50 on the dividend, being GBP 32.50 (i.e. 32.5% of GBP 100) less GBP 10 (the amount of the tax credit).

Additional rate taxpayers
In the case of a shareholder who is liable to income tax at the additional rate, the shareholder will be subject to tax on the gross dividend at the dividend additional rate of 37.5%, to the extent that the gross dividend falls above the threshold for the additional rate of income tax when it is treated (as mentioned above) as the top slice of the shareholder's income. This means that the tax credit will satisfy only part of the shareholder's liability to income tax on the gross dividend, so that the shareholder will have to account for income tax equal to 27.5% of the gross dividend (which equates to 30.56% of the dividend actually received). For example, a dividend of GBP 90 from TORM plc would represent a gross dividend of GBP 100 (after the addition of the tax credit of GBP 10 (being one-ninth of GBP 90)) and the shareholder would be required to account for income tax of GBP 27.50 on the dividend, being GBP 37.50 (i.e. 37.5% of GBP 100) less GBP 10 (the amount of the tax credit).

New tax-free allowance
The Chancellor announced in the Summer Budget 2015 that legislation will be implemented, taking effect from April 2016, to abolish the current dividend tax credit for individuals. It is proposed that it will be replaced with a new tax-free allowance of GBP 5,000 in dividend income per tax year. Dividend income in excess of the tax-free allowance would be taxed at the following rates:

(i)	7.5% (basic rate taxpayers);
(ii)	32.5% (higher rate taxpayers); and
(iii)	38.1% (additional rate taxpayers).

Corporate shareholders
Shareholders within the charge to U.K. corporation tax which are "small companies" (for the purposes of U.K. taxation of dividends) will not generally expect to be subject to tax on dividends from TORM plc.
Other shareholders within the charge to U.K. corporation tax will not be subject to tax on dividends from TORM plc so long as the dividends fall within an exempt class and certain conditions are met. For example: dividends paid to a person holding less than 10% of the issued share capital of the payer (or any class of that share capital) are generally dividends that fall within an exempt class subject to the application of relevant anti-avoidance rules.
Shareholders resident outside the U.K.
Where a shareholder resident for tax purposes outside the U.K. carries on a trade, profession or vocation in the U.K. and the dividends are a receipt of that trade or, in the case of corporation tax, TORM plc A Shares are held by or for a U.K. permanent establishment through which a trade is carried on, the shareholder may be liable to U.K. tax on dividends paid by TORM plc.
Tax credit
Other than as set out below, a shareholder (whether an individual or a company) who is not liable to tax on dividends from TORM plc will not be entitled to claim payment of the tax credit in respect of those dividends.
The right of a shareholder who is not resident (for tax purposes) in the U.K. to a tax credit in respect of a dividend received from TORM plc and to claim payment of any part of that tax credit will depend on the existence and terms of any double taxation convention between the U.K. and the country in which the shareholder is resident and the domestic law of that jurisdiction, although generally no such payment will be available.
5.1.2	Taxation of chargeable gains
Individual shareholders
A disposal of TORM plc A Shares may give rise to a chargeable gain (or allowable loss) for the purposes of U.K. capital gains tax, depending on the circumstances and subject to any available exemption or relief. The rate of capital gains tax is 18% for individuals who are subject to income tax at the basic rate and 28% to the extent that an individual's chargeable gains, when aggregated with his or her income chargeable to income tax, exceed the basic rate band for income tax purposes. An individual shareholder is entitled to realise an exempt amount of gains (currently GBP 11,100) in each tax year without being liable to tax.
A shareholder who is an individual and who has ceased to be resident in the U.K. for taxation purposes (or has become treated as resident outside the U.K. for the purposes of a double tax treaty ("Treaty non-resident") for a period of five years or less (or, for departures before 6 April 2013, ceased to be resident or ordinarily resident or became Treaty non-resident for a period of less than five complete years of assessment) and who disposes of TORM plc A Shares during that period may also be liable, on his or her return to the U.K., to U.K. capital gains tax on that gain, subject to any available exemptions or reliefs.

Corporate shareholders
Where a shareholder is within the charge to corporation tax, including cases where it is not resident (for tax purposes) in the U.K., a disposal of TORM plc A Shares may give rise to a chargeable gain (or allowable loss) for the purposes of U.K. corporation tax, depending on the circumstances and subject to any available exemption or relief. Indexation allowance may reduce the amount of chargeable gain that is subject to corporation tax, but may not create or increase any allowable loss.
Shareholders resident outside the U.K.
A shareholder that is not resident in the U.K. (and, in the case of an individual, is not temporarily non-resident) for U.K. tax purposes and whose TORM plc A Shares are not held in connection with carrying on a trade, profession or vocation in the U.K. generally will not be subject to U.K. tax on chargeable gains on the disposal of TORM plc A Shares.
5.1.3	Stamp duty and stamp duty reserve tax ("SDRT")
The comments in this section relating to stamp duty and SDRT apply whether or not a holder of TORM plc A Shares or Warrants is resident or domiciled in the U.K. Special rules may apply to holders such as market makers, brokers, dealers and intermediaries.
Holders of TORM plc A Shares
Following the European Court of Justice decision in HSBC Holdings Plc and Vidacos Nominees Ltd v The Commissioners for Her Majesty's Revenue & Customs (C-569/07) and the First-tier Tax Tribunal decision in HSBC Holdings Plc and The Bank of New York Mellon Corporation v The Commissioners for Her Majesty's Revenue & Customs (TC/2009/16584), HMRC has confirmed that 1.5% SDRT is no longer payable when new shares are issued to a clearance service (such as DTC) or depositary receipt system (such as Computershare Jersey). No charge to U.K. stamp duty arises on the issue of shares.
No stamp duty should be payable on the acquisition or transfer of the beneficial ownership of TORM plc A Shares held by a nominee for a person whose business is or includes the provision of clearance services where that acquisition or transfer is settled within the clearance service and there is no physical instrument of transfer. An agreement for the transfer of such TORM plc A Shares should not give rise to a SDRT liability, provided that no election has been made under section 97A of the U.K. Finance Act 1986 which is applicable to such TORM plc A Shares. TORM plc understands that no such election has been made by the DTC as respects TORM plc A Shares.
An agreement to transfer depositary receipts, issued by Computershare Jersey, where there is no physical instrument of transfer, should not attract a charge to U.K. stamp duty or SDRT. An agreement to transfer A Shares that are held by Computershare DR Nominees Limited at the time the agreement is made and which is to be settled through the DTC or VP systems, and involves no physical instrument of transfer, should not give rise to a charge to U.K. stamp duty or SDRT.
A transfer, or agreement to transfer, TORM plc A Shares from Computershare DR Nominees Limited (as nominee for Computershare Jersey) to Cede & Co. (as nominee for DTC) should not attract a charge to U.K. stamp duty or SDRT.
Any instrument of transfer of TORM plc A Shares that are not held by a nominee for a person whose business is or includes the provision of clearance services will generally attract stamp duty at a rate of 0.5% of the amount or value of the consideration for the transfer (rounded up, if necessary, to the next multiple of GBP 5). No stamp duty is chargeable on an instrument transferring shares where the amount or value of the consideration is GBP 1,000 or less and it is certified on the instrument that the transaction effected by the instrument does not form part of a larger transaction or series of transactions for which the aggregate consideration exceeds GBP 1,000. An unconditional agreement for such transfer, or a conditional agreement which subsequently becomes unconditional, will also generally be liable to SDRT at the rate of 0.5% of the amount or value of the consideration for the transfer; but such liability will generally be cancelled if the agreement is completed by a duly stamped instrument of transfer within six years of the date of the agreement, or if the agreement was conditional, the date the agreement became unconditional.  Where stamp duty is paid, any SDRT previously paid will be repaid on the making of an appropriate claim generally with interest.

Therefore, a transfer of title in TORM plc A Shares or an agreement to transfer such TORM plc A Shares from within the DTC system out of the DTC system, and any subsequent transfers or agreements to transfer outside the DTC system, will generally attract a charge to U.K. stamp duty and/or U.K. SDRT at a rate of 0.5% of any consideration. Shareholders should note in particular that a redeposit of A Shares into the DTC system will generally attract U.K. stamp duty and/or U.K. SDRT at the higher rate of 1.5%.

Holders of Warrants
It is not intended that the TORM plc Warrants will be issued to or held within the DTC system or any other clearance or depositary system and the comments in this section do not address the extent to which U.K. stamp duty or SDRT would potentially be payable in such circumstances.

There is a technical risk that U.K. stamp duty may be payable on the issue of TORM plc Warrants (at a rate of 0.5% of the amount or value of the consideration given for the issue of the TORM plc Warrants). TORM plc's U.K. tax advisers consider that there are good arguments that this charge should not apply but, as the potential application of the charge is not entirely certain, will engage with the U.K. tax authorities in order to clarify the position. If any stamp duty is payable on the issue of TORM plc Warrants, TORM plc undertakes to pay any such stamp duty to HMRC on behalf of holders of the TORM plc Warrants within the required deadline.

Any transfer of title or an agreement to transfer title in the TORM plc Warrants will generally attract a charge to U.K. stamp duty and/or SDRT at a rate of 0.5% of the amount or value of the consideration for the transfer (in the case of stamp duty rounded up, if necessary, to the next multiple of GBP 5). No stamp duty is chargeable on an instrument transferring warrants where the amount or value of the consideration is GBP 1,000 or less and it is certified on the instrument that the transaction effected by the instrument does not form part of a larger transaction or series of transactions for which the aggregate consideration exceeds GBP 1,000. An unconditional agreement for such transfer, or a conditional agreement which subsequently becomes unconditional, will also generally be liable to SDRT at the rate of 0.5% of the amount or value of the consideration for the transfer; but such liability will be cancelled if the agreement is completed by a duly stamped instrument of transfer within six years of the date of the agreement, or if the agreement was conditional, the date the agreement became unconditional. Where stamp duty is paid, any SDRT previously paid will be repaid on the making of an appropriate claim generally with interest.

5.2	Danish taxation
The following is a summary of certain Danish tax considerations relating to a tax-exempt exchange of the A shares in TORM A/S for A Shares in TORM plc. The summary does not discuss tax issues relating to professional investors, pension funds, insurance companies and like. In addition, it does not discuss the B share, C share and Consideration Warrants of TORM A/S.

The summary does not purport to constitute exhaustive tax or legal advice. In particular, the summary does not address all possible tax consequences relating to an investment in TORM A/S A shares. The summary is based solely upon the tax laws and published case law in Denmark in effect on the date of this Exchange Offer Document. Danish tax laws may be subject to changes, possibly with retroactive effect.

5.2.1	Tax-exempt share-for-share exchange
On 8 December 2015, permission to carry out the proposed share-for-share exchange as a tax exempt transaction has been obtained from the Danish Tax Authorities for Danish resident shareholders in TORM A/S in respect of the TORM A/S A shares.

The permission is conditional amongst other things on (a) TORM plc obtaining a majority of the voting rights in TORM A/S as a result of the Exchange Offer, (b) the consideration provided to holders of TORM A/S A shares (being the A Shares in TORM plc) representing the fair market value of the TORM A/S A shares, and (c) that TORM A/S A shares are exchanged for A Shares of TORM plc within six months from 11 December 2015.

Generally, participation in a tax-exempt share-for-share exchange entails that the Danish owners of TORM A/S A shares transfer those shares to TORM plc in consideration of the issue of A Shares in TORM plc. The share-for-share exchange should thus be tax neutral. Consequently, the TORM plc A Shares will, when exempt share-for-share exchange rules are applied, be considered acquired at the same time and at the same acquisition price as the TORM A/S A shares if the realisation principle applies. If the mark-to-market principle applies this should continue on the TORM plc A Shares.

It is essential for the tax exemption to apply that all holders of TORM A/S A shares who accept the Exchange Offer receive only the A Shares in TORM plc in connection with the Exchange Offer in order not to trigger capital gains taxation for the Danish shareholders as well as potential tax implications under Danish anti-abuse rules.

Even though permission for the tax-exempt share-for-share exchange in relation to the Exchange Offer has been obtained, each Danish shareholder must still elect whether their share-for-share exchange should be carried out as a tax-exempted or taxable transaction. See below regarding a potential taxable share-for-share exchange.

Shareholders who do not accept the Exchange Offer and who elect to take a cash payment under the statutory squeeze-out provisions will not constitute part of the tax-exempt share-for-share exchange but will be taxed in accordance with ordinary Danish tax rules on disposals of shares (see further below).

5.2.2	Taxable transfer of shares
Danish individual shareholders
As a starting point, Danish tax resident individual shareholders are subject to taxation of capital gains on shares upon realisation with a tax rate of up to 42%. Losses can, if the acquisition of the shares has been reported to the tax authorities in due course, in general be offset against dividends and capital gains on other taxable listed shares.
Danish corporate shareholders
Danish corporate shareholders owning at least 10% of the TORM A/S A shares should be exempt from Danish taxation on any gain triggered as a result of an exchange under the Exchange Offer as well as on TORM plc A Shares.
Danish corporate shareholders whose A shares in TORM A/S or A Shares in TORM plc constitute less than 10% of the total share capital of TORM A/S or TORM plc (as the case may be) are subject to taxation on gains and losses on the shares on a mark-to-market principle irrespective of any disposal. Capital gains on such shares are subject to ordinary corporate income taxation of 22%, whereas losses are deductible.
Non-resident shareholders
Holders of TORM A/S A shares who are not resident in Denmark will normally not be subject to Danish taxation in connection with a disposal (e.g. share-for-share exchange) pursuant to the Exchange Offer. Where foreign non-resident shareholders receive cash and shares in exchange, Danish anti-avoidance rules must be observed.
Non-resident shareholders are encouraged to seek their own tax advice in relation to tax consequences from the Exchange Offer.
It should for the sake of good order be mentioned that non-resident shareholders are not covered by the permission for tax exempt share-for-share exchange.
5.2.3	Share transfer taxes and stamp duties
No Danish share transfer taxes or stamp duties are payable on a transfer of A shares in TORM A/S, including in connection with a disposal under the Exchange Offer.

6	Description of TORM plc
The information in this section is based on the U.K. Prospectus published by TORM plc on 21 March 2016. Reference is made to the U.K. Prospectus for further information on TORM plc.

6.1	History and business
TORM plc, company registration no. 09818726, is a public limited company incorporated and existing under the laws of United Kingdom on 12 October 2015 with its registered office at 27 Old Gloucester Street, London WC1N 3AX, United Kingdom.

TORM plc's first full financial period ends on 31 December 2016 and thereafter financial years will end on 31 December.

The Exchange Offer is being made to establish TORM plc as the new holding company of the Group so as to improve the marketability of the Group, to attract a broader and more diversified international investor base and to facilitate a possible dual listing in the U.S. TORM plc believes a new U.K. holding company structure should assist in this as the U.K. legal system, corporate governance structure and tax regime, in combination, is more familiar and beneficial for TORM's investor base going forwards.

6.2	Share capital and voting rights
TORM plc has applied for its A Shares to be admitted to trading and official listing on Nasdaq Copenhagen. The admission of TORM plc's A Shares issued in connection with the Exchange Offer (and the one existing TORM plc A Share) on Nasdaq Copenhagen is expected to be effective on or around Settlement of this Exchange Offer. TORM plc's A Shares issued in connection with a Squeeze-out (including as a result of the exercise of the Consideration Warrants) are expected to be admitted to trading and official listing on Nasdaq Copenhagen as soon as practically possible after such shares have been issued.

As of the date of the Exchange Offer, TORM plc's registered share capital is 50,000 redeemable shares of GBP 1 each and one A Share of USD0.01. As at Closing of the Exchange Offer and assuming completion of a Squeeze-out (and no exercise or lapse of Consideration Warrants) TORM plc's issued share capital will comprise up to 63,826,440 TORM plc A Shares of nominal value USD0.01 each, 1 TORM plc B Share of USD0.01 and 1 TORM plc C Share with a nominal value USD0.01 together with the redeemable shares. In addition, TORM plc will have outstanding up to 4,787,692 Warrants. All of the redeemable shares are expected to be redeemed after Closing of the Exchange Offer once TORM plc is in receipt of sufficient distributable profits.

According to TORM plc's articles of association, the B Share and the C Share, in the event that Njord Luxco and its affiliates (as defined in the articles of association) hold less than one third in aggregate of TORM plc's issued and outstanding A Shares, must be redeemed by TORM plc, to the extent permitted by applicable law.

The Board of TORM plc has been granted certain authorisations to increase the issued share capital, both with and without pre-emption rights to then existing shareholders.

The sole outstanding TORM plc B Share will be held by the Plc Trustee on behalf of independent holders of TORM plc A Shares (i.e. those holders who are not Njord Luxco or its affiliates) in order to provide certain minority protection rights. The B Share has one vote at the general meeting and the right to elect the deputy chairman of the Board of TORM plc and to appoint one board observer. Njord Luxco will upon Closing of the Exchange Offer hold the sole outstanding C Share. The sole outstanding TORM plc C Share has 350,000,000 votes at the general meeting in respect of specified matters, including election of members to the Board of TORM plc (including the chairman but excluding the deputy chairman) and certain amendments to the articles of association.

6.3	Dividends
TORM plc's ability to pay dividends will be principally dependent on the receipt of distributions from its operating subsidiaries and, in particular, TORM A/S. TORM plc will consider the payment and, if paid, amount of dividends in the light of strategic developments, cash flow and future expenditure obligations (operational and capital), market trends and the interests of shareholders, bearing in mind the volatility of the shipping industry. However, under the Restructuring Financing Agreements, TORM A/S is subject to restrictions on the distribution of dividends. In January 2016, TORM A/S obtained the consent of applicable lenders under the Restructuring Financing Agreements to the Facility Amendments permitting, amongst other things, the payment of dividends, subject to satisfaction of certain conditions, including notice to the facility agent under the Restructuring Financing Agreements and repayment of a pre-agreed amount under the Term Facility. However, in the future the TORM Group may be subject to other similar restrictions on the payment of dividends. TORM plc cannot guarantee that it will pay any dividends in the future. Furthermore, TORM plc is required to use a part of any initial distribution to it from TORM A/S to redeem its redeemable shares, to repay the Exchange Offer Facility and to repay amounts lent to it by TORM Singapore Pte. Ltd.

Since its incorporation, TORM plc has not declared or paid any dividends.

6.4	Treasury shares
As of the date of the Exchange Offer, TORM plc has no treasury shares.
6.5	Consideration Warrants
As part of the Exchange Offer, TORM plc offers all holders of TORM A/S Consideration Warrants equivalent TORM plc Warrants on a one-for-one basis in exchange for the holders of TORM A/S Consideration Warrants transferring such Consideration Warrants to TORM A/S without payment and thereby forfeiting their rights in respect of the TORM A/S Consideration Warrants. Once a Squeeze-out has been initiated, the remaining TORM A/S Consideration Warrants may be exercised in a four (4) week period after TORM A/S gives notice to holders of Consideration Warrants. Any TORM A/S Consideration Warrants which remain unexercised at the end of that four (4) week period will lapse automatically without compensation. If all the TORM A/S Consideration Warrants are transferred back to TORM A/S, TORM plc will issue 4,787,692 Warrants, each entitling the holder to subscribe for one new TORM plc A Share of par value USD0.01. The exercise price will be DKK 96.2571 per Warrant and is subject to certain terms and conditions, including adjustment provisions. If for any reason a Squeeze-out is not initiated, the remaining TORM A/S Consideration Warrants may be exercised in accordance with the applicable warrant terms.
6.6	The Directors
TORM plc's Board consists of the directors named below.
Name	Age	Position
Christopher Helmut Boehringer	45	Chairman
David Weinstein	56	Deputy chairman
Torben Janholt	69	Non-Executive Director
Pär Göran Trapp	54	Non-Executive Director
Jacob Meldgaard	47	Executive Director

Save for the deputy chairman who is not subject to annual re-election but who may be replaced at any time by the Plc Trustee acting on the instructions of the holders of the A Shares (other than Njord Luxco and its affiliates), each director holds office for a two year term or until his successor has been duly elected and qualified, except in the event of his death, resignation, removal or the earlier termination of his term of office.  At the end of the two year term a director may seek re-election.

In addition Mr. Jeffrey Stein, Mr. Kari Millum Gardarnar and Mr. Rasmus J.S. Hoffmann have been invited by the Board to act as board observers. Board observers are permitted to attend and speak at Board meetings but not to vote.

6.7	Financial information
Reference is made generally to Part III – F – "Financial Information", including but not limited to 2. "Information incorporated by reference" as well as Part I – 13. "Consolidated Profit Forecast for 2016" of the U.K. Prospectus.

7	Description of TORM A/S
The information in this section is based on the information provided in (i) TORM A/S' annual report for the financial year 2015, which is the most recent publicly available annual report of TORM A/S, (ii) the listing prospectus of TORM A/S of 24 July 2015 (the "TORM A/S Listing Prospectus"), (iii) the U.K. Prospectus published by TORM plc on 21 March 2016, and (iv) information provided by TORM A/S. Neither TORM plc nor its advisors have verified the accuracy of the information provided in TORM A/S annual report for 2015 and in the TORM A/S Listing Prospectus. For further information on TORM A/S, reference is made to TORM A/S' annual report for the financial year 2015 and TORM A/S' website www.torm.com.
7.1	History and business
TORM A/S, company registration no. 22 46 02 18, is a public limited liability company incorporated and existing under the laws of Denmark. TORM A/S also operates under the secondary names Aktieselskabet af 3. november 1986, BWT 3 A/S and Aktieselskabet Dampskibsselskabet TORM.
TORM A/S was founded in 1889 and is today one of the world's largest carriers of refined oil products. TORM A/S' activities are primarily the transportation of clean petroleum products such as gasoline, jet fuel, kerosene, naphtha and gas oil, but occasionally also be involved in transportation of dirty petroleum products like fuel oil.
TORM A/S is headquartered in Copenhagen and conducts business worldwide, with offices in Mumbai, Manila, Singapore, and Houston. The TORM Group has an extensive in-house organisational set-up performing commercial, administrative and technical management. On this integrated platform, the TORM Group handles the commercial management of all the TORM Group's vessels and the technical management of all owned vessels, other than three vessels managed by an unaffiliated third party.
As at the date of this document, the fleet comprises 81 product tanker vessels on the water divided into 77 owned (of which one is held under financial lease) and four chartered-in on long-term contracts. TORM A/S is active in all larger segments of the product tanker market ranging from Handysize to LR2. Currently, the fleet of owned product tankers (including one held under financial lease) numbers eight LR2, seven LR1, 51 MR and 11 Handysize product tankers.
On 30 November 2015, TORM A/S entered into contracts with Guangzhou Shipyard International Co., Ltd ("GSI") for the construction of four LR2 vessels (the "LR2 Product Tanker Newbuildings") and for options, which expire in the third quarter of 2016, to purchase up to an additional six vessels within the LR2, LR1 or MR segment. TORM A/S plans to take delivery of the LR2 Product Tanker Newbuildings between the fourth quarter of 2017 and the second quarter of 2018.
For further information on TORM A/S, please refer to Part I – 6.3 "Overview of TORM A/S" in the U.K. Prospectus.
7.2	2015 Restructuring
In 2013, TORM A/S began working with certain of its lenders to explore options for a comprehensive restructuring to provide new capital for investment, new liquidity for working capital, enable it to right-size its balance sheet and position TORM A/S for longer term growth and success. Subsequently, TORM A/S approached a number of potential investors, including Oaktree Capital Management, L.P. On 13 July 2015, the 2015 Restructuring was completed. The 2015 Restructuring included a restructuring of TORM A/S' balance sheet reducing its loan-to-value ratio.
Key provisions
The 2015 Restructuring comprised the following distinct but linked and inter-conditional steps:
1.	A write-down of a portion of each Participating Lender's (as defined herein) part of the outstanding balance under the Pre-Restructuring Debt Facilities totalling USD535.5m (so as to reduce TORM A/S' aggregate debt to a notional USD873m) in consideration for the issue to the Participating Lenders, on a pro rata basis, of the Consideration Warrants entitling holders to subscribe for new TORM A/S A shares equivalent to 7.5% of TORM A/S' share capital as at 13 July 2015 following completion of the 2015 Restructuring (on an undiluted basis).

2.	A conversion of USD312m of TORM A/S' debt pursuant to an optional exchange by the Participating Lenders, corresponding to 36% of the remaining TORM A/S debt, reduced the amount of debt under the Term Facility to USD561m. 35,672,000,000 TORM A/S A shares were issued to Participating Lenders pursuant to this optional exchange.
3.	A contribution by Njord Luxco to TORM A/S of Njord (valued at USD510.9m) which, together with its subsidiaries, owned 25 product tankers (12 of which were unencumbered and 13 of which were encumbered by existing mortgages under the DSF Facility Agreement) and had six MR Product Tanker Newbuildings on order (in respect of which TORM A/S assumed liability for the remaining capital expenditures). In consideration, TORM A/S issued to Njord Luxco a total of 59,354,374,554 TORM A/S A shares, equivalent to 62% of TORM A/S' enlarged share capital.
4.	A new working capital facility of USD75m from certain of the Participating Lenders to TORM A/S.
5.	Adoption of new articles of association implementing new corporate governance provisions, including certain minority shareholder protection rights.
6.	Official listing on Nasdaq Copenhagen and admission to trading of the newly issued TORM A/S A shares.
TORM A/S A share and Consideration Warrant consolidation
At the extraordinary general meeting of TORM A/S held on 25 August 2015, a share consolidation of all TORM A/S A shares was adopted with a consolidation ratio of 1,500:1. Every 1,500 TORM A/S A shares of DKK 0.01 each were consolidated into one TORM A/S A share of DKK 15. The share consolidation was completed by way of a cash-based mandatory acquisition by TORM A/S of any holdings below 1,500 TORM A/S A shares of DKK 0.01 each as well as any excess TORM A/S A shares of DKK 0.01 each after consolidation into a full number of TORM A/S A shares of DKK 15 each.
The share consolidation was completed with effect from 24 September 2015. Shares acquired by TORM A/S in connection with the share consolidation were cancelled on 13 January 2016 following adoption at an extraordinary general meeting of TORM A/S held on 15 December 2015.
Also, the TORM A/S Consideration Warrants were consolidated with a consolidation ratio of 1,500:1 with effect from 24 September 2015.
7.3	Share capital and voting rights
On the date of this Exchange Offer Document, TORM A/S' registered share capital is DKK 957,396,585.02. The share capital is divided into 63,826,439 A shares of DKK 15 each or any multiple thereof, 1 B share of DKK 0.01 and 1 C share of DKK 0.01.
TORM A/S' A shares are admitted to trading and official listing on Nasdaq Copenhagen under symbol TORM A and ISIN DK0060082915. The B share, C share and Consideration Warrants are not admitted to trading and official listing on any stock exchange, an authorised marketplace or a regulated market.
According to the articles of association of TORM A/S, the B share and the C share, in the event that Njord Luxco and its affiliates (as defined in TORM A/S' articles of association) hold less than one third in aggregate of the issued and outstanding A shares, must be redeemed by TORM A/S to the extent permitted by applicable law.
The board of directors of TORM A/S has been granted certain authorisations to increase the issued share capital, both with and without pre-emption rights to the existing shareholders.
The sole B share is held by the A/S Trustee on behalf of independent holders of TORM A/S A shares (i.e. those holders who are not Njord Luxco or its affiliates) in order to provide certain minority protection rights. The B share has one vote at the general meeting and the right to elect the deputy chairman of the board of directors of TORM A/S and one board observer.

Njord Luxco is the holder of the sole outstanding C share. The C share has 525,000,000,000 votes at the general meeting of TORM A/S in respect of specified matters, including election of certain members to the board of directors and certain amendments to the articles of association.
7.4	Dividends
TORM A/S will consider the payment and, if paid, amount of dividends in the light of strategic developments, cash flow and future expenditure obligations (operational and capital), market trends and the interests of shareholders, bearing in mind the volatility of the shipping industry. However, under the Restructuring Financing Agreements, TORM A/S is subject to restrictions on the distribution of dividends. In January 2016, TORM A/S obtained the consent of applicable lenders under the Restructuring Financing Agreements to the Facility Amendments permitting, amongst other things, the payment of dividends, subject to satisfaction of certain conditions, including notice to the facility agent under the Restructuring Financing Agreements and repayment of a pre-agreed amount under the Term Facility.
7.5	Treasury shares
As of the date of this Exchange Offer Document, TORM A/S held as treasury shares 4,455 A shares par value DKK 15 (2014: 6,683,072 A shares and 2013: 6,683,072 A shares), par value DKK 0.01 per share, each at a total market value of $0.4 million (2013: $1.7 million).
7.6	Consideration Warrants
As part of the 2015 Restructuring, TORM A/S' issued 7,181,578,089 Consideration Warrants each entitling their holder to subscribe for one new A share, par value DKK 0.01, without pre-emption rights for TORM A/S' existing shareholders. Those Consideration Warrants were consolidated on a 1,500 for one basis with effect from 24 September 2015. The Consideration Warrants may be exercised at any time after 13 July 2016 but no later than 13 July 2020. Following the consolidation referred to above, the exercise price for the Consideration Warrants is DKK 96.2571 per TORM A/S A share, of nominally DKK 15 each, but subject to certain terms and conditions, including adjustment provisions.
7.7	Board of Directors and Executive Management
The business address of each of the directors and the senior executive officers listed below is TORM A/S, Tuborg Havnevej 18, 2900 Hellerup, Denmark.
Name	Age	Position	Date of expiry of current term (for directors)
Christopher Helmut Boehringer	45	Chairman	2017
David Weinstein	56	Deputy chairman	2017
Torben Janholt	69	Board member	2017
Pär Göran Trapp	54	Board member	2017
Kari Millum Gardarnar	63	Board member (employee representative)	2019
Rasmus J.S. Hoffmann	38	Board member (employee representative)	2019
Jacob Meldgaard	47	Chief Executive Officer

7.8	Major shareholders
The following table sets forth the major shareholders of TORM A/S A shares of nominally DKK 15 each as reported to TORM A/S pursuant to Section 29 of the Danish Securities Trading Act

Name	Number	Ownership and voting rights1)
Njord Luxco	39,569,583	62.0%
DW Partners, LP	4,061,645	6.4%
  _________________________
1) Based on major shareholder notifications received by TORM A/S pursuant to Section 29 of the Danish Securities Trading Act.

7.9	Financial information
Reference is made generally to Part III – F – "Financial Information", including but not limited to 2. "Information incorporated by reference" as well as Part I – 13. "Consolidated Profit Forecast for 2016" of the U.K. Prospectus.
7.10	Agreements on fees, incentive programmes, etc. for the board of directors or executive management of TORM A/S in connection with the Exchange Offer
The board of directors and executive management are not entitled to any transaction bonus in connection with Closing of the Exchange Offer.
Neither we nor any person acting in concert with us has concluded any agreement or amendments to any existing agreements on bonus schemes or similar incentive schemes for the board of directors or senior management of TORM A/S in connection with the Exchange Offer, nor will any such agreement be concluded prior to the Settlement of the Exchange Offer.

For a description of the Danish MIP and the U.K. MIP, please refer to section 3.7 of this Exchange Offer Document and Part I – 17.2 "Shareholdings of the Directors and the Chief Financial Officer" of the U.K. Prospectus.

7.11	Shareholdings of the members of the board of directors and executive management
Reference is made to Part I – 17.2 "Shareholdings of the Directors and the Chief Financial Officer" of the U.K. Prospectus.

8	Definitions
The following table sets forth definitions of terms used in the Exchange Offer Document:
"A/S Trustee"	the trustee (and holder) of the TORM A/S B share, being SFM Trustees Limited or any successor trustee.
"A shares"	the class A shares of TORM A/S.
"A Shares"	the A Shares of TORM plc.
"B share"	the class B share of TORM A/S.
"B Share"	the B Share of TORM plc.
"Board"	the board of directors of TORM plc.
"C share"	the class C share of TORM A/S.
"C Share"	the C Share of TORM plc.
"Closing"	the closing of the Exchange Offer, in accordance with the terms and conditions set out in the Exchange Offer Document.
"Competing Tender Offer"
means any mandatory tender offer and/or voluntary tender offer, as defined in Sections 31 and 32 of the Danish Securities Trading Act, respectively, submitted before the expiration of the Offer Period of this Exchange Offer.

"Computershare"	Computershare Trust Company, N.A.
"Computershare Jersey"	Computershare DR Nominees Limited and/or Computershare Trustees (Jersey) Limited as the context requires.
"Consideration Warrants"	the warrants of TORM A/S.
"Danish Companies Act"	the Danish Companies Act no. 1089 of 14 September 2015.
"Danish Executive Order on Takeovers"	the Danish Executive Order no. 562 of 2 June 2014.
"Danish FSA"	the Danish Financial Supervisory Authority (in Danish: "Finanstilsynet").
"Danish MIP"	management incentive plan established by the board of TORM A/S in January 2016.
"Danish Securities Trading Act"	the Danish Securities Trading Act no. 1530 of 12 February 2015, as amended.
"Danish Share Option Programme"	the share option programme established in TORM A/S in 2010.

"Danske Bank Facility"
the $26,500,000 Term Loan Facility Agreement dated 30 September 2015 between, inter alios, TORM A/S as Borrower, TORM Singapore Pte. Ltd. as guarantor and Danske Bank as Mandated Lead Arranger, Original Lender and Security Agent related to the financing of part of the purchase price of the MR Acquisition Vessels.

"Depository Arrangements"
The arrangements between, amongst others, Cede & Co., DTC, Computershare and Computershare Jersey, relating to the issue of TORM plc A Shares (other than the Restricted Shares) to Cede & Co. and the credit of book entry interests in respect of such A Shares to DTC Participants and VP and the issue of Restricted Shares to Computershare Jersey and the issue of depositary receipts in respect of such Restricted Shares.

"DPA"	the U.K. Data Protection Act 1998.
"DSF Facility"
the Secured Loan Agreement dated 10 April 2014 (as amended and restated from time to time, including pursuant to supplemental agreements dated 30 September 2015 and 30 December 2015) between, inter alios, OCM Holdings MRS Inc. and others as guarantors, TORM A/S as borrower, certain financial institutions listed in schedule 1 thereto as original lenders and Danmarks Skibskredit A/S as agent and security agent related to the financing of part of the purchase price of the DSF Vessels and the DSF Newbuildings.

"DSF Newbuildings"
the collateral vessels under the DSF Facility Agreement being TORM Thor, TORM Thunder and TORM Timothy, which constitute three of the six MR Product Tanker Newbuildings which were contributed to the Group as part of the 2015 Restructuring.

"DSF Vessels"
the original collateral vessels under the DSF Facility Agreement being TORM Anne, TORM Freya, TORM Gerd, TORM Gertrud, TORM Gunhild, TORM Helene, TORM Helvig, TORM Ingeborg, TORM Ragnhild, TORM Mary, TORM Thyra, TORM Valborg, and TORM Vita.

"DTC"	The Depository Trust Corporation.
"DTC Participant"	an institution that is accredited as a participant in DTC.
"DTC Rules"	the rules and procedures of DTC and NSCC.
"Exchange Act"	the U.S. Securities Exchange Act of 1934, as amended.
"Exchange Offer"	this voluntary public tender offer.
"Exchange Offer Document"	this exchange offer document dated 21 March 2016.
"Exchange Offer Facility"	The facility entered into between TORM plc and Danske Bank A/S for the purpose of financing any Squeeze-out.

"Facility Amendments"
The agreed amendments to each of the Term Facility Agreement, the Working Capital Facility Agreement, the Danske Bank Facility Agreement and the DSF Facility Agreement obtained from applicable lenders under each facility during January and February 2016, which are subject to the completion of certain conditions precedent which will be completed prior to Closing of the Exchange Offer.

"Financing Agreements"	the Term Facility Agreement, the Working Capital Facility Agreement, the DSF Facility, the Exchange Offer Facility and the Danske Bank Facility Agreement.
"GBP"	pounds sterling – the official currency of the United Kingdom.
"GSI"	Guangzhou Shipyard International Co. Ltd.
"HMRC"	Her Majesty's Revenue and Customs.
"LR2 Product Tanker Newbuildings"	the four LR2 product tankers subject to construction contracts with GSI.
"MR Acquisition Vessels"	TORM Atlantic, TORM Loke and TORM Astrid.
"MR Product Tanker Newbuildings"	the six MR product tankers which were subject to construction contracts with Sungdong Shipbuilding & Marine Engineering Co., Ltd. and contributed to the Group as part of the 2015 Restructuring.
"Nasdaq Copenhagen"	Nasdaq Copenhagen A/S, company registration no. (CVR) 19 04 26 77, Nikolaj Plads 6, 1067 Copenhagen K, Denmark.
"Njord"	OCM (Gibraltar) Njord Midco Ltd. and its subsidiaries, unless the context requires otherwise.
"Njord Acquisition Vessels"	the wholly owned fleet of 25 product tankers acquired by TORM A/S pursuant to the acquisition of Njord.
"Njord Luxco"	OCM Njord Holdings S.à r.l. Njord Luxco is controlled by the Oaktree Topcos owned by funds managed by Oaktree Capital Management, L.P.
"NSCC"	National Securities Clearing Corporation.
"NYSE"	the New York Stock Exchange.
"Oaktree Topcos"	OCM Luxembourg OPPS VIIIB S.à r.l., OCM Luxembourg IX S.à r.l., and OCM Luxembourg OPPS IX (PARALLEL 2) S.à r.l., the entities holding in aggregate 100% of the share capital of Njord Luxco.
"Offer Date"	21 March 2016, the date of this Exchange Offer Document.
"Offer Period"	the period commencing on the Offer Date and expected to expire on 14 April 2016 at 4:00 p.m. CET, unless extended or shortened.
"Participating Lenders"	lenders, and their successors, transferees and assigns, holding exposures under one or more of the Pre-Restructuring Debt Facilities as at 11 a.m. (London time) on 24 June 2015.

"Person"	any individual, corporation, limited liability company, joint venture, partnership, association, trust, unincorporated organisation or any other entity or group.
"Plc Trustee"	the trustee (and holder) of the TORM plc B Share, being SFM Trustees Limited or any successor trustee.
"Pre-Restructuring Debt Facilities"
the (i) USD900 million credit facility pursuant to the facility agreement dated 14 April 2008, as amended, between, among others, TORM A/S, certain financial and other institutions as lenders and Danske Bank A/S as agent; (ii) USD500 million credit facility pursuant to the facility agreement dated 22 December 2006, as amended, between, among others, TORM A/S, certain financial and other institutions as lenders and Nordea Bank Danmark A/S as agent; (iii) USD150 million loan facility provided under the facility agreement dated 8 April 2008, as amended, between, among others, TORM A/S, certain financial and other institutions as lenders and Danske Bank A/S as agent; and (iv) USD237 million credit facility pursuant to the credit facility agreement dated 23 December 2005, as amended, between, among others, TORM A/S, certain financial and other institutions as lenders and The Hongkong and Shanghai Banking Corporation Limited as agent.

"Restricted Jurisdiction"	any jurisdiction in which the meeting and/or acceptance of the Exchange Offer would violate the laws of that jurisdiction.
"Restricted Shares"
the A Shares which are issued subject to restrictions on transfer imposed by U.S. securities laws and which, as a result, are not eligible to be held in DTC including those A Shares which Njord Luxco will be entitled to receive in respect of its acceptance of the Exchange Offer.

"Restructuring Agreement"	the restructuring agreement dated 27 March 2015 (as subsequently amended) between TORM A/S, Oaktree Topcos and certain of the Participating Lenders and including the schedules thereto.
"Restructuring Financing Agreements"	the Term Facility Agreement and the Working Capital Facility Agreement.
"RSUs"	restricted share units.
"SDRT"	U.K. stamp duty and stamp duty reserve tax
"SEC"	the United States Securities and Exchange Commission.
"Settlement"	the settlement of the TORM A/S shares and TORM plc Shares exchanged in the Exchange Offer.
"Squeeze-out"
the exercise of TORM plc's statutory rights under the Danish Companies Act to acquire all the remaining TORM A/S shares after Closing of the Exchange Offer (assuming the minimum acceptance level condition has been satisfied and not waived).

"Term Facility"	the secured USD560.725 million six year term facility under the Term Facility Agreement.
"Term Facility Agreement"	the term facility agreement between, among others, TORM A/S, certain financial and other institutions as lenders and Danske Bank A/S as agent and security agent.
"TORM A/S"	TORM A/S, a limited liability company incorporated under the laws of Denmark, company registration no. (CVR) 22 46 02 18, with its registered office at Tuborg Havnevej 18, 2900 Hellerup, Denmark.
"TORM Group"	refers to TORM A/S and its subsidiaries prior to Closing of the Exchange Offer, and to TORM plc and its subsidiaries (including TORM A/S) following Closing of the Exchange Offer.
"TORM plc"	TORM plc, company registration no. 09818726, 27 Old Gloucester Street, London WC1N 3AX, United Kingdom.
"TORM plc Shares"	the A Shares, B Share and C Share, collectively.
"Treaty non-resident"	a shareholder who is an individual and who has ceased to be resident in the U.K. for taxation purposes (or has become treated as resident outside the U.K. for the purposes of a double tax treaty.
"U.K. MIP"	management incentive plan to be established by TORM plc on or before Closing of the Exchange Offer.
"U.K. Prospectus"
the prospectus filed by TORM plc with the United Kingdom Financial Conduct Authority, which has been passported into Denmark, in connection with the Exchange Offer and admission to trading and official listing on Nasdaq Copenhagen.

"USD"	U.S. dollars – the official currency of the United States.
"U.S. Securities Act"	the U.S. Securities Act of 1933, as amended.
"VP"	VP SECURITIES A/S, company registration no. (CVR) 21 59 93 36, Weidekampsgade 14, 2300 Copenhagen S, Denmark; the Danish central securities depositary.
"Warrants"	the warrants of TORM plc.
"Working Capital Facility"	the USD75 million working capital facility under the Working Capital Facility Agreement.
"Working Capital Facility Agreement"	the working capital facility agreement between, among others, TORM A/S, certain financial and other institutions as lenders and Danske Bank A/S as agent and security agent.
"2015 Restructuring"	the restructuring described under section 7.2.

Appendix 1: Acceptance form for A shares
Tender of TORM A/S A shares in exchange for TORM plc A Shares
Acceptance must take place through the shareholder's custodian bank and must be made in due time to allow the custodian bank to process and communicate the acceptance to Danske Bank A/S no later than 14 April 2016 at 4:00 p.m. CET or in case of an extended or shortened Offer Period at such date and time as specified in an announcement to this effect.
The undersigned hereby represents and warrants it has full power and authority to accept the Exchange Offer and that the TORM A/S A shares tendered in the Exchange Offer are free from any and all charges, liens, encumbrances and other third party interests, and are tendered together with all rights now and hereinafter attaching thereto.
Subject to the terms set out in the Exchange Offer Document published by TORM plc on 21 March 2016, I/we, the undersigned, hereby accept the Exchange Offer in respect of the following number of TORM A/S A shares (ISIN DK0060654812):
No. of A shares of TORM A/S:
I/we irrevocably agree to receive consideration in the form of one (1) A Share of TORM plc (ISIN GB00BZ3CNK81) for each A share of TORM A/S tendered by me/us in the Exchange Offer and agree that such A Shares will be registered in the name of Cede & Co. as nominee for The Depository Trust Company and that the interests in those A Shares will subsequently be credited to the VP custody account referred to below.
I/we direct my/our custodian bank to give effect to this acceptance form by transferring the above-mentioned A shares of TORM A/S from my/our custodian account to Danske Bank A/S:
Custodian bank:	VP custody account:
Information about the tendering shareholder and signature:
Name:
Address:
Registration no./Personal ID no.:
Phone no.:
Email address:
Date:	Signature:
The undersigned custodian bank hereby agrees to transfer the above-mentioned A shares in TORM A/S to Danske Bank A/S, if TORM plc determines in its reasonable discretion that this acceptance is in accordance with the terms of the Exchange Offer Document dated 21 March 2016 and that the conditions to the Exchange Offer have been satisfied (or waived by TORM plc):
Custodian Bank:	CD-ident:
Name of contact person:	Phone no.:
Date:	Signature:
Information to the custodian bank:
Upon the endorsement of this acceptance form, the shareholder's custodian bank shall no later than 14 April 2016 at 4:00 p.m. CET, or in case of an extended or shortened Offer Period at such date and time as specified in an announcement to that effect, have submitted the acceptance of the Exchange Offer to Danske Bank A/S Corporate Actions.

Bilag 1: Acceptblanket
Ombytning af TORM A/S A aktier for TORM plc A Aktier
Accept skal indleveres til aktionærens kontoførende institut i så god tid, at det kontoførende institut har mulighed for at behandle og videregive accepten til Danske Bank A/S senest den 14. april 2016 kl. 16:00 dansk tid, eller i tilfælde af en forlænget eller forkortet Tilbudsperiode, på et sådant tidspunkt, som står anført i en selskabsmeddelelse herom.
Undertegnede erklærer og garanterer hermed at have uindskrænket råderet og bemyndigelse til at acceptere dette Ombytningstilbud og at de TORM A/S A aktier, der ombyttes i Ombytningstilbuddet er frie for enhver panterettighed, tilbageholdsret, hæftelser og andre tredjemandsrettigheder og at TORM A/S A aktierne ombyttes sammen med alle nuværende og efterfølgende tilknyttede rettigheder.
På de vilkår, der er fastsat i Ombytningstilbudsdokumentet offentliggjort af TORM plc den 21. marts 2016, accepterer jeg/vi hermed Ombytningstilbuddet i relation til følgende antal TORM A/S A aktier (ISIN DK0060654812):
Antal TORM A/S A aktier:
Jeg/vi accepterer uigenkaldeligt at modtage vederlag i form af én (1) TORM plc A Aktie (ISIN GB00BZ3CNK81) for hver TORM A/S A aktie ombyttet af mig/os i Ombytningstilbuddet og jeg/vi er indforstået med, at sådanne A Aktier vil blive registreret i Cede & Co.'s navn som nominee for The Depository Trust Company og at registreringen af disse A Aktier efterfølgende vil blive krediteret til VP depotet angivet nedenfor.
Jeg/vi instruerer mit/vores kontoførende institut til at effektuere denne acceptblanket ved at overføre de ovennævnte TORM A/S A aktier fra mit/vores kontoførende institut til Danske Bank A/S:
Kontoførende institut:	VP depot:
Oplysninger om den ombyttende aktionær og underskrift:
Navn:
Adresse:
Registreringsnummer/CPR-nummer.:
Telefonnummer:
E-mailadresse:
Dato:	Underskrift:
Undertegnede kontoførende institut accepterer hermed at overføre de ovennævnte TORM A/S A aktier til Danske Bank A/S, såfremt TORM plc efter sit eget rimelige skøn finder denne acceptblanket i overensstemmelse med vilkårene i Ombytningstilbudsdokumentet dateret 21. marts 2016 og at betingelserne for Ombytningstilbuddet er opfyldt (eller frafaldet af TORM plc):
Kontoførende institut:	CD-identifikation:
Kontaktperson:	Telefonnummer:
Dato:	Underskrift:
Oplysninger til det kontoførende institut:
Ved påtegning af denne acceptblanket skal aktionærens kontoførende institut senest den 14. april 2016 kl. 16:00 dansk tid, eller i tilfælde af en forlænget eller forkortet Tilbudsperiode, på et sådant tidspunkt, som står anført i en selskabsmeddelelse herom, have afgivet accept af Ombytningsstilbuddet til Danske Bank A/S Corporate Actions.